Filed Pursuant to Rule 424(b)(5)
Reg. Statement No. 333-133241

Prospectus Supplement
(To Prospectus dated April 12, 2006)

$550,000,000

6.750% Notes due 2019

The notes will mature on August 15, 2019. We will pay interest on the notes on February 15 and August 15 of each year. The first interest payment on the notes will be made on February 15, 2008. We may redeem the notes at any time in whole, or from time to time in part, at the make-whole redemption prices described in this prospectus supplement under the caption “Description of Notes—Optional Redemption.” The notes will be our senior unsecured obligations.

Realty Income Corporation, The Monthly Dividend Company®, is a Maryland corporation organized to operate as an equity real estate investment trust, or REIT. We are a fully integrated, self-administered real estate company with in-house acquisition, leasing, legal, retail research, real estate research, portfolio management and capital markets expertise. As of June 30, 2007, we owned a diversified portfolio of 1,998 retail properties located in 48 states with over 17.2 million square feet of leasable space leased to 108 different retail chains doing business in 29 separate retail industries.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-6 of this prospectus supplement.

	Per Note	Total
Public offering price(1)	99.827%	$549,048,500
Underwriting discount	0.675%	$3,712,500
Proceeds, before expenses, to Realty Income Corporation(1)	99.152%	$545,336,000

(1)   Plus accrued interest, if any, from September 5, 2007 if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the notes will be made only in book-entry form through the facilities of The Depository Trust Company on or about September 5, 2007.

Joint Book-Running Managers

Banc of America Securities LLC                                                            Citi

BMO Capital Markets
BNY Capital Markets, Inc.
Morgan Keegan & Company, Inc.
Piper Jaffray
Wells Fargo Securities

The date of this prospectus supplement is August 30, 2007.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
6.750% Notes due 2019	$550,000,000	99.827%	$549,048,500	$16,856

(1)   Calculated in accordance with Rules 456(b) and 457(r) of the Securites Act.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and, if applicable, any other offering materials we may provide you in connection with this offering. We have not, and the underwriters have not, authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference and, if applicable, any other offering materials we may provide you in connection with this offering is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

PROSPECTUS SUPPLEMENT SUMMARY

This summary may not contain all the information that may be important to you. You should read the entire prospectus supplement and the accompanying prospectus and the documents incorporated and deemed to be incorporated by reference herein and therein, including the financial statements and related notes, and, if applicable, any other offering materials we may provide you in connection with this offering before making an investment decision. Unless this prospectus supplement otherwise indicates or the context otherwise requires, the terms “Realty Income,” “our,” “us” and “we” as used in this prospectus supplement refer to Realty Income Corporation and its subsidiaries on a consolidated basis. Unless otherwise expressly stated or the context otherwise requires, information relating to our properties excludes properties owned by our wholly-owned subsidiary Crest Net Lease, Inc. and its wholly owned subsidiaries, CrestNet 1, LLC and CrestNet 2, LLC, which we collectively refer to herein as Crest Net or Crest.

In this prospectus supplement, we sometimes refer to our 6.75% Monthly Income Class E Cumulative Redeemable Preferred Stock, our 7.375% Monthly Income Class D Cumulative Redeemable Preferred Stock, our 9.375% Class B Cumulative Redeemable Preferred Stock, which we redeemed on June 6, 2004, and our 9.50% Class C Cumulative Redeemable Preferred Stock, which we redeemed on July 30, 2004, as the Class E preferred stock, the Class D preferred stock, the Class B preferred stock and the Class C preferred stock, respectively.

Realty Income

Realty Income is organized to operate as an equity real estate investment trust, commonly referred to as a REIT. Our primary business objective is to generate dependable monthly cash distributions from a consistent and predictable level of funds from operations, or FFO, per share. Additionally, we seek to increase distributions to stockholders and FFO per share through both active portfolio management and the acquisition of additional properties.

We are a fully integrated, self-administered real estate company with in-house acquisition, leasing, legal, retail research, real estate research, portfolio management and capital markets expertise. As of June 30, 2007, we owned a diversified portfolio of 1,998 retail properties located in 48 states, with over 17.2 million square feet of leaseable space leased to 108 different retail chains doing business in 29 separate retail industries. Of the 1,998 properties in the portfolio, 1,990, or 99.6%, were single-tenant, retail properties and the remaining eight were multi-tenant, distribution and office properties. At June 30, 2007, 1,964, or 98.7%, of the 1,990 single-tenant properties were leased with a weighted average remaining lease term (excluding extension options) of approximately 12.6 years.

Recent Developments

Acquisitions During the First Six Months of 2007

During the first six months of 2007, Realty Income invested $98.3 million in 46 new retail properties and properties under development with an initial weighted average contractual lease rate of 8.6%. The 46 new properties are located in 12 states, contain over 554,000 leasable square feet, and are 100% leased with an average lease term of 19.1 years. The 46 new properties acquired by Realty Income are net-leased to six different retail chains in the following five industries: convenience store, grocery, health and fitness, restaurant and sporting goods.

The initial weighted average contractual lease rate is computed as estimated contractual net operating income (in a net-leased property that is equal to the base rent or, in the case of the properties under development, the estimated base rent under the lease) for the first year of each lease, divided by the estimated total costs. Since it is possible that a tenant could default on the payment of contractual rent, we cannot assure you that the actual return on the funds invested will remain at the percentage listed above.

Credit Ratings Upgrade

In April 2007, Moody’s Investors Service upgraded our senior unsecured debt rating to Baa1 from Baa2 and our preferred stock rating to Baa2 from Baa3, with a stable outlook. Our current senior unsecured debt ratings are the following: Fitch Ratings has assigned a rating of BBB+, Moody’s Investors Service has assigned a rating of Baa1 and Standard & Poor’s has assigned a rating of BBB. Standard & Poor’s rating has a “positive” outlook and the ratings from Moody’s Investors Service and Fitch Ratings have “stable” outlooks.

We have also been assigned investment grade credit ratings from the same rating agencies on our preferred stock. Fitch Ratings has assigned a rating of BBB, Moody’s Investors Service has assigned a rating of Baa2 and Standard & Poor’s has assigned a rating of BBB- to our preferred stock. Standard & Poor’s rating has a “positive” outlook and the ratings from Moody’s Investors Service and Fitch Ratings have “stable” outlooks.

The credit ratings assigned to us could change based upon, among other things, our results of operations and financial condition. These ratings are subject to ongoing evaluation by credit rating agencies and we cannot assure you that any rating will not be changed or withdrawn by a rating agency in the future if, in its judgment, circumstances warrant. Moreover, a rating is not a recommendation to buy, sell or hold our debt securities (including notes offered hereby), preferred stock or common stock.

Net Income Available to Common Stockholders

Net income available to common stockholders was $30.9 million in the second quarter of 2007 versus $24.3 million in the same quarter of 2006, an increase of $6.6 million. On a diluted per common share basis, net income was $0.31 per share in the second quarter of 2007 compared to $0.27 in the second quarter of 2006.

Net income available to common stockholders was $61.1 million in the first six months of 2007 versus $46.8 million in the same period of 2006, an increase of $14.3 million. On a diluted per common share basis, net income was $0.61 per share in the first six months of 2007 compared to $0.54 in the first six months of 2006.

The calculation to determine net income available to common stockholders includes the gain from the sales of properties. The amount of gains varies from period to period and can significantly impact net income available to common stockholders.

The gain recognized from the sales of investment properties during the second quarter of 2007 was $585,000, as compared to $1.4 million for the second quarter of 2006. The gain recognized from the sales of investment properties during the first six months of 2007 was $2.4 million, as compared to $2.2 million for the first six months of 2006.

Funds from Operations (FFO)

In the second quarter of 2007, our FFO increased by $11.2 million, or 29.8%, to $48.8 million versus $37.6 million in the second quarter of 2006. On a diluted per common share basis, FFO was $0.49 in the second quarter of 2007 compared to $0.43 for the second quarter of 2006, an increase of $0.06, or 14.0%.

In the first six months of 2007, our FFO increased by $22.4 million, or 30.7%, to $95.3 million versus $72.9 million in the first six months of 2006. On a diluted per common share basis, FFO was $0.95 in the first six months of 2007 compared to $0.85 for the first six months of 2006, an increase of $0.10, or 11.8%.

For information on how we define FFO, as well as a reconciliation of net income available to common stockholders to FFO, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Funds From Operations Available to Common Stockholders (FFO)” in our Quarterly

Report on Form 10-Q for the quarter ended June 30, 2007, which is incorporated by reference in the accompanying prospectus.

Increases in Monthly Distributions to Common Stockholders

We continue our 38-year policy of paying distributions monthly. Monthly distributions per share were increased in April 2007 by $0.000625 to $0.127125, in July 2007 by $0.000625 to $0.12775 and in August 2007 by $0.00775 to $0.1355. The increase in August 2007 was our 45th increase in the amount of our dividend since our listing on the New York Stock Exchange, or NYSE, in 1994. In the first eight months of 2007, we paid three monthly cash distributions per share in the amount of $0.1265, three in the amount of $0.127125 and two in the amount of $0.12775 per share, totaling $1.016375. In August 2007, we declared a distribution of $0.1355 per share, which will be paid on September 17, 2007.

The monthly distribution of $0.1355 per common share represents a current annualized distribution of $1.626 per common share, and an annualized distribution yield of approximately 6.0% based on the last reported sale price of our common stock on the NYSE of $27.21 on August 29, 2007. Although we expect to continue our policy of paying monthly distributions, we cannot guarantee that we will maintain our current level of distributions, that we will continue our pattern of increasing distributions per share, or what our actual distribution yield will be in any future period.

Key Financial Covenants

The notes will require that we comply with certain financial covenants described under “Prospectus Supplement Summary—The Offering—Limitations on Incurrence of Debt” and “Description of Notes—Additional Covenants of Realty Income.” In general and subject to exceptions, these covenants provide that we may not incur any Debt (as defined) if, on a pro forma basis, our total Debt would exceed 60% of our Adjusted Total Assets (as defined) or our pro forma debt service coverage ratio would be less than 1.5 to 1.0, and that we may not incur any Secured Debt (as defined) if, on a pro forma basis, our total Secured Debt would exceed 40% of our Adjusted Total Assets, and also require that we maintain Total Unencumbered Assets (as defined) of not less than 150% of our total outstanding Unsecured Debt (as defined). The following table shows the foregoing percentages and ratio as required by those covenants as well as our actual percentages and ratios calculated on an historical basis as of June 30, 2007.  These calculations, which are not based on generally accepted accounting principles, are presented to show our ability to incur additional debt under those covenants and do not purport to reflect our liquidity, actual ability to incur or service debt or our future performance. Moreover, the foregoing is a very general overview of some of the terms of those covenants and you should carefully review the information, including the definitions of some of the capitalized terms used above, appearing under “Description of Notes—Additional Covenants of Realty Income,” as well as the indenture under which the notes will be issued, for more information.

Note Covenants	Required	Actual (as of June 30, 2007)
Limitation on incurrence of total Debt	≤ 60% of Adjusted Total Assets	31.6%
Limitation on incurrence of Secured Debt	≤ 40% of Adjusted Total Assets	0.0%
Debt service coverage	≥ 1.5 x	4.5	x
Maintenance of Total Unencumbered Assets	≥ 150% of Unsecured Debt	316%

Principal Executive Offices

Our principal executive offices are located at 600 La Terraza Boulevard, Escondido, California 92025 and our telephone number is (760) 741-2111.

The Offering

For a more complete description of the terms of the notes specified in the following summary, see “Description of Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus.

Issuer	Realty Income Corporation.
Securities Offered	$550,000,000 aggregate principal amount of 6.750% Notes due 2019.
Maturity	August 15, 2019.
Interest Payment Dates	Semi-annually in arrears on February 15 and August 15, commencing February 15, 2008.
Ranking

The notes will be our senior unsecured obligations. The notes are not obligations of any of our subsidiaries and none of our subsidiaries has guaranteed the notes. The notes will be effectively subordinated to all indebtedness, guarantees and other liabilities of our subsidiaries from time to time outstanding and will be subordinated to any secured indebtedness we incur to the extent of the value of the assets securing that indebtedness. In addition, our subsidiaries (other than Crest) have guaranteed our borrowings under our unsecured $300 million acquisition credit facility and the notes will also be effectively subordinated to our borrowings under our $300 million acquisition credit facility to the extent that those borrowings are guaranteed by those subsidiaries. See “Risk Factors—Although these notes are referred to as “senior notes,” they will be effectively subordinated to all liabilities of our subsidiaries and to our indebtedness that has been guaranteed by our subsidiaries, and will be subordinated to our secured indebtedness to the extent of the assets securing that indebtedness.”

Ratings	The notes are expected to be rated “BBB+” by Fitch Ratings, “Baa1” by Moody’s Investors Service and “BBB” by Standard & Poor’s Ratings Group. See “Description of Notes—Ratings.”
Use of Proceeds

We intend to use the net proceeds from this offering of notes to fund certain property acquisitions expected to close in 2007. These acquisitions will be subject to various customary conditions to closing, the failure of which could delay closings or result in the transactions not closing. To the extent that any of these acquisitions have been or are completed prior to the closing of this offering, we will use all or a portion of the net proceeds to repay borrowings under our acquisition credit facility incurred to finance the acquisitions. Any remaining net proceeds will be used for general corporate purposes, which may include additional acquisitions.

Limitations on Incurrence of Debt	The notes contain various covenants, including the following:

•  We will not incur any Debt (other than Intercompany Debt) if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds therefrom on a pro forma basis, the aggregate principal amount of all of our Debt on a consolidated basis is greater than 60% of the sum of (1) our Total Assets as of the end of the fiscal quarter covered by our most recent report on Form 10-K or Form 10-Q, as the case may be, and (2) the increase in our Total Assets from the end of that quarter including any increase in Total Assets caused by the application of the proceeds of that additional Debt (that increase together with our Total Assets are referred to as “Adjusted Total Assets”).

•  We will not incur any Secured Debt (other than Intercompany Debt) if, immediately after giving effect to the incurrence of such Secured Debt and the application of the proceeds therefrom on a pro forma basis, the aggregate principal amount of all of our Secured Debt on a consolidated basis is greater than 40% of our Adjusted Total Assets.

•  We will not incur any Debt (other than Intercompany Debt) if the ratio of our Consolidated Income Available for Debt Service to our Annual Debt Service Charge for the four consecutive fiscal quarters most recently ended prior to the date on which the additional Debt is to be incurred would be less than 1.5 to 1.0, calculated on a pro forma basis after giving effect to the incurrence of that additional Debt and the application of the proceeds from that Debt, computed on a consolidated basis and subject to certain additional adjustments.

• We will maintain Total Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of our Unsecured Debt, computed on a consolidated basis.

The foregoing summary of certain covenants applicable to the notes is not complete and you should carefully review the information, including the definitions of some of the capitalized terms used above, appearing in this prospectus supplement under “Description of Notes” and in the accompanying prospectus under “Description of Debt Securities,” as well as the indenture under which the notes will be issued, for more information.

Sinking Fund	The notes are not entitled to the benefit of any sinking fund payments.
Optional Redemption

We may redeem the notes at any time in whole, or from time to time in part, at the redemption prices described in this prospectus supplement under the caption “Description of Notes—Optional Redemption.”

Risk Factors

An investment in the notes involves various risks and prospective investors should carefully consider the matters discussed under “Risk Factors” in this prospectus supplement, as well as the other risks described in this prospectus supplement and the accompanying prospectus and the documents incorporated and deemed to be incorporated by reference herein and therein, before making a decision to invest in the notes.

RISK FACTORS

In evaluating an investment in the notes, you should carefully consider the following risk factors and the risk factors described under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated by reference in the accompanying prospectus, in addition to the other risks and uncertainties described in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference therein and, if applicable, any other offering materials we may provide in connection with this offering. As used under the captions “Risk Factors” in this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2006, references to our capital stock include both our common stock and any class or series of our preferred stock, references to our stockholders include holders of our common stock and any class or series of our preferred stock, and references to our debt securities and indebtedness include the notes, in each case unless otherwise expressly stated or the context otherwise requires.

Our business operations may not generate the cash needed to make distributions on our capital stock or to service our indebtedness.

Our ability to make distributions on our common stock and preferred stock and payments on our indebtedness, including these notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to make distributions on our common stock and preferred stock, to pay our indebtedness, including these notes, or to fund our other liquidity needs.

We are subject to risks associated with debt financing.

We intend to incur additional indebtedness in the future, including additional borrowings under our $300 million acquisition credit facility. At August 29, 2007, there were $109.3 million of borrowings under our $300 million acquisition credit facility and we had $920 million aggregate principal amount of outstanding unsecured senior debt securities. To the extent that new indebtedness, including the notes, is added to our current debt levels, the related risks that we now face would increase. As a result, we are and will be subject to risks associated with debt financing, including the risk that our cash flow could be insufficient to meet required payments on our debt, including the notes. We also face variable interest rate risk as the interest rate on our $300 million credit facility is variable and could therefore increase over time. We also face the risk that we may be unable to refinance or repay our debt, including the notes, as it comes due. In addition, our $300 million credit facility contains financial covenants that could limit the amount of distributions payable by us on our common stock and preferred stock in the event of a deterioration in our results of operations or financial condition, and our $300 million credit facility provides that, in the event of a failure to pay principal or interest on borrowings thereunder when due (subject to any applicable grace period), we and our subsidiaries may not pay any dividends on our capital stock, including our outstanding common and preferred stock. If this were to occur, it would likely have a material adverse effect on the market price of our outstanding common and preferred stock and on the value of our debt securities, including the notes offered hereby.

Our indebtedness could also have other important consequences to holders of the notes, including:

•       Increasing our vulnerability to general adverse economic and industry conditions;

•       Limiting our ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements;

•       Requiring the use of a substantial portion of our cash flow from operations for the payment of principal and interest on our indebtedness, thereby reducing our ability to use our cash flow to fund working capital, capital expenditures and general corporate requirements;

•       Limiting our flexibility in planning for, or reacting to, changes in our business and our industry; and

•       Putting us at a disadvantage compared to our competitors with less indebtedness.

Although these notes are referred to as “senior notes,” they will be effectively subordinated to all liabilities of our subsidiaries and to our indebtedness that has been guaranteed by our subsidiaries, and will be subordinated to our secured indebtedness to the extent of the assets securing that indebtedness.

These notes will be our obligations exclusively and will not be the obligations of any of our subsidiaries. In that regard, while our subsidiaries (other than Crest Net) have guaranteed our indebtedness under our unsecured $300 million acquisition credit facility, none of our subsidiaries has guaranteed the notes. As a result, the notes will be effectively subordinated to all existing and future indebtedness and other liabilities, including guarantees, of our subsidiaries. In the event of a bankruptcy, liquidation or similar proceedings involving any of our subsidiaries, the creditors of that subsidiary (including, in the case of any subsidiary that has guaranteed any indebtedness outstanding under our $300 million acquisition credit facility, the lenders under that facility) will generally be entitled to payment of their claims from the assets of that subsidiary before any assets are made available for distribution to us, except to the extent that we may also have a claim as a creditor of that subsidiary, in which case our claims would still be subordinated to any security interests or mortgages on the assets of that subsidiary and would be subordinate to any indebtedness of that subsidiary senior to that held by us. The notes will also be effectively subordinated to all of our existing and future indebtedness (including indebtedness under our $300 million acquisition credit facility) that is guaranteed by our subsidiaries to the extent of those guarantees. In the event of a bankruptcy, liquidation or similar proceeding involving us, the holders of any such guaranteed indebtedness (including the lenders under our $300 million acquisition credit facility) would be entitled to require the subsidiary guarantors to pay that indebtedness, while holders of the notes would not have any similar rights against those subsidiary guarantors. As of June 30, 2007, our subsidiaries had approximately $1.6 million of total liabilities (excluding liabilities owed to us and other intercompany liabilities and subsidiary guarantees of borrowings outstanding under our $300 million acquisition credit facility). At August 29, 2007, we had $109.3 million of borrowings under our $300 million acquisition credit facility; borrowings under that credit facility are guaranteed by our subsidiaries (other than Crest Net). Although the indenture under which the notes will be issued and other debt instruments to which we are a party limit our ability and the ability of our subsidiaries to incur additional indebtedness, both we and our subsidiaries have the right to incur substantial additional secured and unsecured indebtedness.

The notes are unsecured and therefore will be subordinated to any secured indebtedness we may incur to the extent of the value of the assets securing such indebtedness. In the event of a bankruptcy, liquidation or similar proceeding involving us, our assets which serve as collateral will be available to satisfy the obligations under any secured indebtedness before any payments are made on the notes. As of August 29, 2007, we (including our subsidiaries) had no secured indebtedness outstanding.

An active trading market may not develop for the notes.

Prior to the offering, there was no existing trading market for the notes. Although the underwriters may make a market in the notes after we complete the offering, they have no obligation to do so and may discontinue making a market at any time without notice.

We do not intend to apply for listing of the notes on any securities exchange.

The liquidity of any market for the notes that may develop will depend on a number of factors, including prevailing interest rates, our financial condition and operating results, the number of holders of the notes, the market for similar securities and the interest of securities dealers in making a market in the notes. We cannot assure you that a trading market for the notes will develop or, if developed, that it will continue, or as to the liquidity of any trading market for the notes that may develop.

The value of the notes could be substantially affected by various factors.

The value of the notes will depend on many factors, which may change from time to time, including:

•       Prevailing interest rates, increases in which may have an adverse effect on the value of the notes;

•       The market for similar securities issued by other REITs;

•       General economic and financial market conditions;

•       The financial condition, performance and prospects of us and our competitors;

•       Changes in financial estimates or recommendations by securities analysts with respect to us, our competitors or our industry;

•       Changes in our credit ratings; and

•       Actual or anticipated variations in quarterly operating results.

As a result of these and other factors, investors who purchase notes in this offering may experience a decrease, which could be substantial, in the value of those notes, including decreases unrelated to our operating performance or prospects.

Matters pertaining to certain properties and tenants.

Twenty-seven of our properties were available for lease or sale at June 30, 2007, of which all but one were single-tenant properties. At June 30, 2007, 23 of our properties under lease were unoccupied and available for sublease by the tenants, all of which were current with their rent and other obligations.

For the quarter ended June 30, 2007, our tenants in the restaurant and convenience store industries accounted for approximately 19.2% and 14.0%, respectively, of our rental revenue. A downturn in any of these industries, whether nationwide or limited to specific sectors of the United States, could adversely affect tenants in these industries, which in turn could have a material adverse effect on our financial position, results of operations and our ability to pay the principal of and interest on our debt securities and other indebtedness, including the notes, and to make distributions on our common stock and preferred stock. Individually, each of the other industries in our property portfolio accounted for less than 10% of our rental revenue for the quarter ended June 30, 2007.

In addition, a substantial number of our properties are leased to middle-market retail chains that generally have more limited financial and other resources than certain upper-market retail chains, and therefore they are more likely to be adversely affected by a downturn in their respective businesses or in the regional or national economy.

Recent disruptions in the financial markets could affect our ability to obtain debt financing on reasonable terms and have other adverse effects on us.

The United States credit markets have recently experienced significant dislocations and liquidity disruptions which have caused the spreads on prospective debt financings to widen considerably. These circumstances have materially impacted liquidity in the debt markets, making financing terms for borrowers less attractive, and in certain cases have resulted in the unavailability of certain types of debt financing. Continued uncertainty in the credit markets may negatively impact our ability to access additional debt financing at reasonable terms, which may negatively affect our ability to make acquisitions. A prolonged downturn in the credit markets may cause us to seek alternative sources of potentially less attractive financing, and may require us to adjust our business plan accordingly. In addition, these factors may make it more difficult for us to sell properties or may adversely affect the price we receive for properties that we do sell, as prospective buyers may experience increased costs of debt financing or difficulties in obtaining debt financing. These events in the credit markets have also had an adverse effect on other financial markets in the United States, which may make it more difficult or costly for us to raise capital through the issuance of our common stock or preferred stock. These disruptions in the financial markets may have other adverse effects on us or the economy generally.

RATIOS OF EARNINGS TO FIXED CHARGES AND
COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth the ratios of earnings to fixed charges and the ratios of earnings to combined fixed charges and preferred stock dividends for the periods shown. The ratios of earnings to fixed charges were computed by dividing our earnings by our fixed charges. For this purpose, earnings consist of net income before interest expense. Fixed charges consist of interest costs (including capitalized interest) and the amortization of debt issuance costs. In computing the ratios of earnings to combined fixed charges and preferred stock dividends, preferred stock dividends consist of dividends on our Class B preferred stock, Class C preferred stock and our outstanding Class D and Class E preferred stock, as applicable. We redeemed our Class B preferred stock on June 6, 2004 and our Class C preferred stock on July 30, 2004. On May 27, 2004 and October 19, 2004 we issued 4,000,000 shares and 1,100,000 shares, respectively, of our Class D preferred stock. On December 7, 2006, we issued 8,800,000 shares of our Class E preferred stock.

	Six Months Ended	Year Ended December 31,
	June 30, 2007	2006	2005	2004	2003	2002
Ratio of Earnings to Fixed Charges	3.4x	2.9x	3.2x	3.9x	4.1x	4.3x
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	2.4x	2.4x	2.6x	3.1x	3.0x	3.0x

USE OF PROCEEDS

We estimate the net proceeds from the sale of the notes offered by this prospectus supplement, after deducting the underwriting discount and other estimated expenses payable by us, will be approximately
$545 million. We intend to use the net proceeds from this offering of notes to fund certain property acquisitions expected to close in 2007. These acquisitions will be subject to various customary conditions to closing, the failure of which could delay closings or result in the transactions not closing. To the extent that any of these acquisitions have been or are completed prior to the closing of this offering, we will use all or a portion of the net proceeds to repay borrowings under our acquisition credit facility incurred to finance the acquisitions. Any remaining net proceeds will be used for general corporate purposes, which may include additional acquisitions.

Pending application of the net proceeds for the purposes described above, we may temporarily invest the net proceeds in short-term government securities, short-term money market funds and/or bank certificates of deposit.

DESCRIPTION OF NOTES

A general description of some of the terms of the notes offered hereby appears in the accompanying prospectus. The following description of some of the particular terms of the notes offered by this prospectus supplement supplements and, to the extent inconsistent with the accompanying prospectus, replaces the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus. The following statements relating to the notes and the Indenture (as defined below) are summaries of provisions contained in the notes and the Indenture and do not purport to be complete. These statements are qualified in their entirety by reference to the provisions of the notes and the Indenture, including the definitions in the notes and Indenture of certain terms. Unless otherwise expressly stated or the context otherwise requires, all references to the “Company,” “Realty Income,” “our,” “we,” and “us” appearing under this caption and under the caption “Description of Debt Securities” in the accompanying prospectus mean Realty Income Corporation excluding its subsidiaries. Other capitalized terms used under this caption, but not otherwise defined, shall have the meanings given to them in the accompanying prospectus or, if not defined in the prospectus, in the Indenture.

The notes constitute debt securities (which are more fully described in the accompanying prospectus) to be issued pursuant to an indenture dated as of October 28, 1998 (the “Indenture”), between Realty Income and The Bank of New York Trust Company, N.A. (successor trustee to The Bank of New York), as trustee (the “Trustee”). The terms of the notes include those provisions contained in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”). The notes are subject to all those terms, and investors are referred to the Indenture and the TIA for a statement of those terms.

General

The notes will be a separate series of debt securities under the Indenture, limited initially in aggregate principal amount to $550 million. The Indenture does not limit the amount of debt securities that we may issue under the Indenture, and we may issue debt securities in one or more series up to the aggregate amount authorized by us for each series. We may, without the consent of the holders of the notes, re-open this series of notes and issue additional notes of this series under the Indenture in addition to the $550 million of notes authorized as of the date of this prospectus supplement. Any such additional notes shall be part of the same series of debt securities issued under the Indenture as the notes offered by this prospectus supplement.

The notes will be issued only in fully registered form, without interest coupons, in denominations of $1,000 and integral multiples of $1,000. The principal of, and premium, if any, and interest on, the notes will be payable in U.S. dollars. The notes will be evidenced by a global note (the “Global Note”) in book-entry form, except under the limited circumstances described below under “—Book-Entry System.” Notices or demands to or upon Realty Income in respect of the notes and the Indenture may be served and, if notes are issued in definitive certificated form, notes may be surrendered for payment, registration of transfer or exchange, at the office or agency of Realty Income maintained for such purpose in the Borough of Manhattan, The City of New York, which shall initially be the office of the Trustee, which on the date of this prospectus supplement is located at The Bank of New York Trust Company, N.A., Attention: Corporate Trust Administration, 101 Barclay Street, New York, New York 10286.

Reference is made to the section titled “Description of Debt Securities—Certain Covenants” in the accompanying prospectus and “—Additional Covenants of Realty Income” below for a description of certain covenants applicable to the notes. Compliance with these covenants generally may be waived if the holders of a majority in principal amount of the outstanding notes consent to such waiver. In addition, the defeasance and covenant defeasance provisions of the Indenture described under “Description of Debt Securities—Discharge, Defeasance and Covenant Defeasance” in the accompanying prospectus will apply to the notes; covenant defeasance will be applicable with respect to the covenants described in the accompanying prospectus under “Description of Debt Securities—Certain Covenants” (except the covenant requiring Realty Income to preserve and keep in full force and effect its corporate existence) and the covenants described below under “—Additional Covenants of Realty Income.”

Except as described under “Description of Debt Securities—Merger, Consolidation or Sale of Assets” in the accompanying prospectus or “—Additional Covenants of Realty Income” below, the Indenture does not contain any provisions that would afford holders of the notes protection in the event of (1) a highly leveraged or similar transaction involving Realty Income, (2) a change of control or management of Realty Income, or (3) a reorganization, restructuring, merger or similar transaction involving Realty Income that may adversely affect the holders of the notes. In addition, subject to the limitations set forth under “Description of Debt Securities—Merger, Consolidation or Sale of Assets” in the accompanying prospectus, Realty Income may, in the future, enter into certain transactions such as the sale of all or substantially all of its assets or the merger or consolidation of Realty Income with another entity that would increase the amount of Realty Income’s indebtedness or substantially reduce Realty Income’s assets, which may have an adverse affect on Realty Income’s ability to service its indebtedness, including the notes.

Realty Income has no present intention of engaging in a highly leveraged or similar transaction involving Realty Income. In addition, certain restrictions on ownership and transfers of Realty Income’s stock designed to preserve its status as a REIT may act to prevent or hinder any such transaction or change of control.

Ranking

The notes will be our senior unsecured obligations and will rank equally with all of our other existing and future senior unsecured indebtedness, except that, as described below, the notes will be effectively subordinated to any of our indebtedness and other liabilities that are guaranteed by our subsidiaries to the extent of those guarantees.

The notes will be effectively subordinated to all indebtedness and other liabilities (including guarantees) of our subsidiaries from time to time outstanding, will be effectively subordinated to all of our existing and future indebtedness (including borrowings under our $300 million acquisition credit facility) that is guaranteed by our subsidiaries to the extent of those guarantees, and will also be subordinated to any secured indebtedness we may issue to the extent of any collateral pledged as security therefor. As of June 30, 2007, our subsidiaries had outstanding indebtedness and other liabilities (excluding liabilities owed to us and other intercompany liabilities and subsidiary guarantees of borrowings outstanding under our $300 million credit facility) aggregating approximately $1.6 million. At August 29, 2007, there were $109.3 million of borrowings under our $300 million credit facility; borrowings under that credit facility are guaranteed by our subsidiaries (other than Crest Net). See “Risk Factors—Although these notes are referred to as “senior notes,” they will be effectively subordinated to all liabilities of our subsidiaries and to our indebtedness that has been guaranteed by our subsidiaries, and will be subordinated to our secured indebtedness to the extent of the assets securing that indebtedness.” Although the Indenture and other debt instruments to which we are a party limit our ability and the ability of our subsidiaries to incur additional indebtedness, both we and our subsidiaries have the right to incur substantial additional secured and unsecured indebtedness.

Interest and Maturity

The notes will mature on August 15, 2019 (the “Maturity Date”). The notes are not entitled to the benefit of any sinking fund payments. The notes are subject to redemption at Realty Income’s option and are not subject to repayment or repurchase by Realty Income at the option of the Holders (as defined below). See “—Optional Redemption” below.

The notes will bear interest at the rate per year set forth on the cover page of this prospectus supplement from September 5, 2007 or from the most recent Interest Payment Date (as defined below) to which interest has been paid, payable semi-annually in arrears on February 15 and August 15 of each year (the “Interest Payment Dates”), commencing February 15, 2008, to the persons in whose names the notes are registered in the security register applicable to the notes (the “Holders”) at the close of business on February 1 or August 1 (the “Regular Record Dates”), as the case may be, immediately before the Interest Payment Dates, regardless of whether such Regular Record Date is a Business Day. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

If any Interest Payment Date, the Maturity Date, any date fixed for redemption or any other day on which the principal of, premium, if any, or interest on a note becomes due and payable falls on a day that is not a Business Day, the required payment shall be made on the next Business Day as if it were made on the date the payment was due and no interest will accrue on the amount so payable for the period from and after such Interest Payment Date, Maturity Date, redemption date or other date, as the case may be.

Ratings

The notes are expected to be rated “BBB+” by Fitch Ratings, “Baa1” by Moody’s Investors Service and “BBB” by Standard & Poor’s Ratings Group. The rating of the notes should be evaluated independently from similar ratings on other types of securities. In addition, the credit ratings on the notes are subject to ongoing evaluation by credit rating agencies, and we cannot assure you that any such rating will not be changed or withdrawn by a rating agency in the future if, in its judgment, circumstances warrant. Moreover, a rating is not a recommendation to buy, sell or hold the notes, inasmuch as, among other things, such rating does not comment as to offering price or suitability for a particular investor.

Additional Covenants of Realty Income

Reference is made to the section titled “Description of Debt Securities—Certain Covenants” in the accompanying prospectus for a description of certain covenants applicable to the notes. In addition to the foregoing, the following covenants of Realty Income will apply to the notes for the benefit of the Holders of the notes:

Limitation on Incurrence of Total Debt.   Realty Income will not, and will not permit any Subsidiary to, incur any Debt, other than Intercompany Debt, if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds therefrom on a pro forma basis, the aggregate principal amount of all outstanding Debt of Realty Income and its Subsidiaries on a consolidated basis determined in accordance with GAAP is greater than 60% of the sum of (1) Realty Income’s Total Assets as of the end of the latest fiscal quarter covered in Realty Income’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Securities and Exchange Commission (or, if such filing is not required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with the Trustee) prior to the incurrence of such additional Debt and (2) the increase, if any, in Total Assets from the end of such quarter including, without limitation, any increase in Total Assets caused by the application of the proceeds of such additional Debt (such increase together with Realty Income’s Total Assets are referred to as the “Adjusted Total Assets”).

Limitation on Incurrence of Secured Debt.   Realty Income will not, and will not permit any Subsidiary to, incur any Secured Debt, other than Intercompany Debt, if, immediately after giving effect to the incurrence of such additional Secured Debt and the application of the proceeds therefrom on a pro forma basis, the aggregate principal amount of all outstanding Secured Debt of Realty Income and its

Subsidiaries on a consolidated basis determined in accordance with GAAP is greater than 40% of Realty Income’s Adjusted Total Assets.

Debt Service Coverage.   Realty Income will not, and will not permit any Subsidiary to, incur any Debt, other than Intercompany Debt, if the ratio of Consolidated Income Available for Debt Service to the Annual Debt Service Charge for the period consisting of the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred is less than 1.5 to 1.0, on a pro forma basis after giving effect to the incurrence of such Debt and the application of the proceeds therefrom, and calculated on the assumption that (1) such Debt and any other Debt incurred by Realty Income or any of its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom (including to refinance other Debt since the first day of such four-quarter period) had occurred on the first day of such period, (2) the repayment or retirement of any other Debt of Realty Income or any of its Subsidiaries since the first day of such four-quarter period had occurred on the first day of such period (except that, in making such computation, the amount of Debt under any revolving credit facility, line of credit or similar facility shall be computed based upon the average daily balance of such Debt during such period), and (3) in the case of any acquisition or disposition by Realty Income or any Subsidiary of any asset or group of assets since the first day of such four-quarter period, including, without limitation, by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition had occurred on the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation. If the Debt giving rise to the need to make the foregoing calculation or any other Debt incurred after the first day of the relevant four-quarter period bears interest at a floating rate then, for purposes of calculating the Annual Debt Service Charge, the interest rate on such Debt shall be computed on a pro forma basis as if the average interest rate which would have been in effect during the entire such four-quarter period had been the applicable rate for the entire such period.

Maintenance of Total Unencumbered Assets.   Realty Income will maintain at all times Total Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of the Unsecured Debt of Realty Income and its Subsidiaries, computed on a consolidated basis in accordance with GAAP.

As used herein:

“Annual Debt Service Charge” as of any date means the amount which is expensed in any 12-month period for interest on Debt of Realty Income and its Subsidiaries.

“Business Day” means any day, other than a Saturday or a Sunday, that is not a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

“Consolidated Income Available for Debt Service” for any period means Consolidated Net Income plus, without duplication, amounts which have been deducted in determining Consolidated Net Income during such period for (1) Consolidated Interest Expense, (2) provisions for taxes of Realty Income and its Subsidiaries based on income, (3) amortization (other than amortization of debt discount) and depreciation, (4) provisions for losses from sales or joint ventures, (5) provisions for impairment losses, (6) increases in deferred taxes and other non-cash charges, (7) charges resulting from a change in accounting principles, and (8) charges for early extinguishment of debt, and less, without duplication, amounts which have been added in determining Consolidated Net Income during such period for (a) provisions for gains from sales or joint ventures, and (b) decreases in deferred taxes and other non-cash items.

“Consolidated Interest Expense” for any period, and without duplication, means all interest (including the interest component of rentals on capitalized leases, letter of credit fees, commitment fees and other like financial charges) and all amortization of debt discount on all Debt (including, without limitation, payment-in-kind, zero coupon and other like securities) but excluding legal fees, title insurance charges, other out-of-pocket fees and expenses incurred in connection with the issuance of Debt and the amortization of any such debt issuance costs that are capitalized, all determined for Realty Income and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” for any period means the amount of consolidated net income (or loss) of Realty Income and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Debt” means any indebtedness of Realty Income or any Subsidiary, whether or not contingent, in respect of (1) money borrowed or evidenced by bonds, notes, debentures or similar instruments, (2) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance, trust deed, deed of trust, deed to secure debt, security agreement or any security interest existing on property owned by Realty Income or any Subsidiary, (3) letters of credit or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable or (4) any lease of property by Realty Income or any Subsidiary as lessee that is reflected on Realty Income’s consolidated balance sheet as a capitalized lease in accordance with GAAP, in the case of items of indebtedness under (1) through (3) above to the extent that any such items (other than letters of credit) would appear as liabilities on Realty Income’s consolidated balance sheet in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation of Realty Income or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another person (other than Realty Income or any Subsidiary) of the type referred to in (1), (2), (3) or (4) above (it being understood that Debt shall be deemed to be incurred by Realty Income or any Subsidiary whenever Realty Income or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof).

“Executive Group” means, collectively, those individuals holding the offices of Chairman, Vice Chairman, Chief Executive Officer, President, Chief Operating Officer, or any Vice President of Realty Income.

“GAAP” means generally accepted accounting principles, as in effect from time to time, as used in the United States applied on a consistent basis.

“Intercompany Debt” means indebtedness owed by Realty Income or any Subsidiary solely to Realty Income or any Subsidiary.

“Secured Debt” means Debt secured by any mortgage, lien, charge, encumbrance, trust deed, deed of trust, deed to secure debt, security agreement, pledge, conditional sale or other title retention agreement, capitalized lease, or other security interest or agreement granting or conveying security title to or a security interest in real property or other tangible assets.

“Subsidiary” means (1) any corporation, partnership, joint venture, limited liability company or other entity the majority of the shares, if any, of the non-voting capital stock or other equivalent ownership interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by Realty Income, and the majority of the shares of the voting capital stock or other equivalent ownership interests of which (except for directors’ qualifying shares) are at the time directly or indirectly owned by Realty Income, any other Subsidiary or Subsidiaries, and/or one or more individuals of the Executive Group (or, in the event of death or disability of any of such individuals, his/her respective legal representative(s), or such individuals’ successors in office as an officer of Realty Income), and (2) any other entity the accounts of which are consolidated with the accounts of Realty Income. The foregoing definition of “Subsidiary” shall only be applicable with respect to the covenants and other definitions set forth herein under this caption “—Additional Covenants of Realty Income” and, insofar as the provisions described in the accompanying prospectus under “Description of Debt Securities—Merger, Consolidation or Sale of Assets” apply to the notes, the foregoing definition of Subsidiary, as that term is used under the caption “Description of Debt Securities—Merger, Consolidation or Sale of Assets,” shall be applicable instead of the definition of “Subsidiary” set forth in the accompanying prospectus.

“Total Assets” as of any date means the sum of (1) Undepreciated Real Estate Assets and (2) all other assets of Realty Income and its Subsidiaries determined on a consolidated basis in accordance with GAAP (but excluding accounts receivable and intangibles).

“Total Unencumbered Assets” as of any date means Total Assets minus the value of any properties of Realty Income and its Subsidiaries that are encumbered by any mortgage, charge, pledge, lien, security interest, trust deed, deed of trust, deed to secure debt, security agreement, or other encumbrance of any kind (other than those relating to Intercompany Debt), including the value of any stock of any Subsidiary that is so encumbered determined on a consolidated basis in accordance with GAAP. For purposes of this definition, the value of each property shall be equal to the purchase price or cost of each such property and the value of any stock subject to any encumbrance shall be determined by reference to the value of the properties owned by the issuer of such stock as aforesaid.

“Undepreciated Real Estate Assets” as of any date means the amount of real estate assets of Realty Income and its Subsidiaries on such date, before depreciation and amortization, determined on a consolidated basis in accordance with GAAP.

“Unsecured Debt” means Debt of Realty Income or any Subsidiary that is not Secured Debt.

Optional Redemption

The notes will be redeemable at any time in whole, or from time to time in part, at the option of Realty Income on any date at a redemption price equal to the greater of:

(a)          100% of the principal amount of the notes to be redeemed, and

(b)         the sum of the present values of the remaining scheduled payments of principal of and interest on the notes to be redeemed (exclusive of interest accrued to the applicable redemption date) discounted to such redemption date on a semiannual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate plus 35 basis points, plus, in the case of both clauses (a) and (b) above, accrued and unpaid interest on the principal amount of the notes being redeemed to such redemption date. Notwithstanding the foregoing, installments of interest on notes that are due and payable on an Interest Payment Date falling on or prior to the relevant redemption date will be payable to the persons who were the Holders of the notes (or one or more predecessor notes) registered as such at the close of business on the relevant Regular Record Dates according to their terms and the provisions of the Indenture.

“Treasury Rate” means, with respect to any redemption date for the notes:

(a)          the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Final Maturity Date of the notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or

(b)         if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

The Treasury Rate shall be calculated on the third Business Day preceding the applicable redemption date.

“Comparable Treasury Issue” means, with respect to any redemption date for the notes, the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes to be redeemed.

“Independent Investment Banker” means, with respect to any redemption date for the notes, Banc of America Securities LLC and its successors or Citigroup Global Markets Inc. and its successors (whichever shall be appointed by the Trustee after consultation with Realty Income) or, if all such firms or the respective successors, if any, to such firms, as the case may be, are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Trustee after consultation with Realty Income.

“Comparable Treasury Price” means, with respect to any redemption date for the notes:

(a)          the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or

(b)         if the Trustee obtains fewer than four but more than one such Reference Treasury Dealer Quotations for such redemption date, the average of all such quotations, or

(c)          if the Trustee obtains only one such Reference Treasury Dealer Quotation for such redemption date, that Reference Treasury Dealer Quotation.

“Reference Treasury Dealer” means with respect to any redemption date for the notes, Banc of America Securities LLC and Citigroup Global Markets Inc. and their respective successors (provided, however, that if any such firm or any such successor, as the case may be, ceases to be a primary U.S. Government securities dealer in The City of New York (a “Primary Treasury Dealer”), the Trustee, after consultation with Realty Income, shall substitute therefor another Primary Treasury Dealer) and two other Primary Treasury Dealers selected by the Trustee after consultation with Realty Income.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date for the notes, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

“Final Maturity Date” means August 15, 2019.

Notice of any redemption by Realty Income will be mailed at least 30 days but not more than 60 days before any redemption date to each holder of notes to be redeemed. If less than all of the outstanding notes are to be redeemed, the notes to be redeemed shall be selected by the Trustee by such method as the Trustee shall deem fair and appropriate.

Unless Realty Income defaults in payment of the redemption price, on and after any redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

Book-Entry System

The following are summaries of certain rules and operating procedures of The Depository Trust Company, or DTC, that affect the payment of principal, premium, if any, and interest and transfers of interests in the Global Note. Upon issuance, the notes will only be issued in the form of a Global Note which will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC. Unless and until it is exchanged in whole or in part for notes in definitive form under the limited circumstances described below, a Global Note may not be transferred except as a whole (1) by DTC to a nominee of DTC, (2) by a nominee of DTC to DTC or another nominee of DTC or (3) by DTC or any such nominee to a successor of DTC or a nominee of such successor.

Ownership of beneficial interests in a Global Note will be limited to persons that have accounts with DTC (“participants”) or persons that may hold interests through participants. Upon the issuance of a Global Note, DTC will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the notes represented by such Global Note beneficially owned by participants. Ownership of beneficial interests in the Global Note will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by DTC (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of the securities in definitive form. These laws may limit or impair the ability to own, transfer or pledge beneficial interests in the Global Note.

So long as DTC or its nominee is the registered owner of a Global Note, DTC or its nominee, as the case may be, will be considered the sole owner or Holder of the notes represented by the Global Note for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in a Global Note will not be entitled to have notes represented by the Global Note registered in their names, will not receive or be entitled to receive physical delivery of the notes in certificated form and will not be considered the registered owners or Holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a Holder under the Indenture. Realty Income understands that under existing industry practices, if Realty Income requests any action of Holders or if an owner of a beneficial interest in a Global Note desires to give or take any action that a Holder is entitled to give or take under the Indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on a Global Note will be made to DTC or its nominee, as the case may be, as the registered owner of such Global Note. None of Realty Income, the Trustee or any other agent of Realty Income or agent of the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership of interests in the Global Note or for maintaining, supervising or reviewing any records relating to beneficial ownership interests. Realty Income expects that DTC, upon receipt of any payment of principal, premium, if any, or interest in respect of a Global Note, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in such Global Note as shown on the records of DTC. Realty Income also expects that payments by participants to owners of beneficial interests in the Global Note held through such participants will be governed by standing customer instructions and customary practice, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants.

The Indenture provides that if (1) DTC notifies Realty Income that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered as such under the Exchange Act at any time when the depositary is required to be so registered in order to act as depositary for the notes and a successor depositary is not appointed within 90 days after Realty Income receives such notice or learns of such ineligibility, (2) Realty Income determines that the notes shall no longer be represented by a Global Note and executes and delivers to the Trustee an officers’ certificate to that effect or (3) an Event of Default with respect to the notes has occurred and is continuing and beneficial owners representing a majority in aggregate principal amount of the outstanding notes advise DTC to cease acting as depositary for the notes, Realty Income will issue the notes in definitive form in exchange for interests in the Global Note. Any notes issued in definitive form in exchange for interests in the Global Note will be registered in such name or names, and will be issued in denominations of $1,000 and such integral multiples of $1,000, as DTC shall instruct the Trustee. It is expected that such instructions will be based upon directions received by DTC from participants with respect to ownership of beneficial interests in the Global Note.

DTC has advised Realty Income that DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of transactions among its participants in these securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of which (and/or their representatives) own DTC. Access to the DTC book-entry system is also available to others, such as banks, brokers and dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Same-Day Settlement and Payment

Settlement for the notes will be made by the underwriters in immediately available funds. All payments of principal, premium, if any, and interest in respect of the Global Note will be made by Realty Income by wire transfer of immediately available funds to an account maintained in the United States.

If notes are issued in definitive certificated form under the limited circumstances described above, payments of interest on the certificated notes may be made, at our option, by check mailed to the addresses of the persons entitled thereto, as such addresses appear in the register for the notes, or by wire transfer to accounts maintained by the payees in the United States; provided, however, that a Holder of $5 million or more in aggregate principal amount of notes in definitive certificated form will be entitled to receive payments of interest due on any Interest Payment Date by wire transfer of immediately available funds to an account maintained by such Holder in the United States so long as such Holder has given appropriate wire transfer instructions to the Trustee or a paying agent at least 15 calendar days prior to the applicable Interest Payment Date. Any such wire transfer instructions will remain in effect until revoked by such Holder or until such person ceases to be a Holder of $5 million or more in aggregate principal amount of notes in definitive certificated form.

Payments of principal of and premium, if any, and interest on notes in definitive certificated form that are due and payable on the Maturity Date, any redemption date or any other date on which principal of such notes is due and payable will be made by wire transfer of immediately available funds to accounts maintained by the Holders thereof in the United States, so long as such Holders have given appropriate wire transfer instructions to the Trustee or a paying agent, against surrender of such notes to the Trustee or a paying agent; provided that installments of interest that are due and payable on any Interest Payment Date falling on or prior to such Maturity Date, redemption date or other date on which principal of such notes is payable will be paid in the manner described in the preceding paragraph to the persons who were the Holders of such notes (or one or more predecessor notes) registered as such at the close of business on the relevant Regular Record Dates according to the terms and provisions of the Indenture.

The notes will trade in DTC’s Same-Day Funds Settlement System until maturity or until the notes are issued in certificated form, and secondary market trading activity in the notes will therefore be required by DTC to settle in immediately available funds. Realty Income expects that secondary trading in the certificated notes, if any, will also be settled in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR HOLDERS OF THE NOTES

The following is a general summary of certain United States federal income tax consequences to you of purchasing, owning and disposing of the notes. This summary is a supplement to, and should be read in connection with, the accompanying prospectus (including the discussion in such prospectus under the heading “United States Federal Income Tax Considerations Related to Our REIT Election”). This summary is for general information only and is not tax advice.

The information in this summary is based on:

•       The Internal Revenue Code of 1986, as amended (the “Code”);

•       Current, temporary and proposed Treasury Regulations promulgated under the Code;

•       The legislative history of the Code;

•       Current administrative interpretations and practices of the Internal Revenue Service (“IRS”); and

•       Court decisions;

in each case, as of the date of this prospectus supplement. In addition, the administrative interpretations and practices of the IRS include its practices and policies as expressed in private letter rulings that are not binding on the IRS except with respect to the particular taxpayers who requested and received those rulings. Future legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations described in this prospectus supplement. Any such change could apply retroactively to transactions preceding the date of the change. We have not requested, and do not plan to request, any rulings from the IRS, and the statements in this prospectus supplement are not binding on the IRS or any court. Thus, we can provide no assurance that the tax considerations contained in this summary will not be challenged by the IRS or will be sustained by a court if so challenged by the IRS. This summary does not discuss any state, local or foreign tax considerations.

You are urged to consult your tax advisors regarding the tax consequences to you of:

•      The acquisition, ownership and sale or other disposition of the notes offered under this prospectus supplement, including the federal, state, local, foreign and other tax consequences; and

•      Potential changes in the applicable tax laws.

This general discussion of certain United States federal income tax consequences applies to you only if you acquire the notes upon their initial issuance for the issue price (set forth on the cover of this prospectus supplement) for cash and hold the notes as a “capital asset,” generally, for investment, as defined in Section 1221 of the Code. This summary does not consider all of the rules which may affect the United States federal income tax treatment of your investment in the notes in light of your particular circumstances. For example, special rules not discussed here may apply to you if you are:

•       A broker-dealer or a dealer in securities or currencies;

•       An S corporation;

•       A bank, thrift or other financial institution;

•       A regulated investment company or a real estate investment trust;

•       An insurance company;

•       A tax-exempt organization;

•       Subject to the alternative minimum tax provisions of the Code;

•       Holding the notes as part of a hedge, straddle, conversion, integrated or other risk reduction or constructive sale transaction;

•       Holding the notes through a partnership or other pass-through entity;

•       A person whose “functional currency” is not the U.S. dollar; or

•       A United States expatriate.

United States Holders

If you are a “United States holder,” as defined below, this section applies to you. Otherwise, the next section, “Non-United States Holders,” applies to you.

Definition of United States Holder.   You are a “United States holder” if you are a beneficial holder of notes and you are:

•       A citizen or resident of the United States;

•       A corporation or partnership, including a limited liability company or other entity treated as a corporation or partnership for United States federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia, unless, in the case of a partnership, Treasury Regulations provide otherwise;

•       An estate, the income of which is subject to United States federal income tax regardless of its source; or

•       A trust, if a United States court can exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or if the trust was in existence on August 20, 1996 and has elected to continue to be treated as a United States person.

Taxation of Stated Interest.   You generally must include interest on the notes in your federal taxable income as ordinary income:

•       When it accrues, if you use the accrual method of accounting for United States federal income tax purposes; or

•       When you actually or constructively receive it, if you use the cash method of accounting for United States federal income tax purposes.

If we call the notes for redemption, we may be obligated to pay additional amounts in excess of stated principal and interest. We intend to take the position that the notes should not be treated as contingent payment debt instruments because of this additional payment. Assuming such position is respected, a United States holder would be required to include in income the amount of any such additional payment at the time such payment is received or accrued in accordance with such United States holder’s method of accounting for United States federal income tax purposes. If the IRS successfully challenged this position, and the notes were treated as contingent payment debt instruments, United States holders could be required to accrue interest income at a rate higher than the stated interest rate on the notes and to treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange or redemption of a note.

You are urged to consult your tax advisors regarding the potential application to the notes of the contingent payment debt instrument rules and the consequences thereof.

Sale, Exchange or Other Taxable Disposition of the Notes.   Unless a nonrecognition provision applies, you must recognize taxable gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note. The amount of your gain or loss equals the difference between (i) the amount you receive for the note in cash or other property, valued at fair market value, less the amount thereof that is attributable to accrued but unpaid interest on the note and (ii) your adjusted tax basis in the note. Your initial tax basis in a note generally will equal the price you paid for the note.

Your gain or loss generally will be long-term capital gain or loss if at the time the note is disposed of you have held it for more than one year. Otherwise, it will be a short-term capital gain or loss.

Payments attributable to accrued interest which you have not yet included in income will be taxed as ordinary interest income. The maximum federal income tax rate on long term capital gain on most capital assets held by an individual is 15% for taxable years beginning on or before December 31, 2010. Thereafter, such maximum rate is scheduled to increase to 20%. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding.   Under Section 3406 of the Code and the Treasury Regulations, backup withholding at the applicable statutory rate may apply when you receive interest payments on a note or proceeds upon the sale or other disposition of a note. Certain holders including, among others, corporations, financial institutions and certain tax-exempt organizations, are generally not subject to backup withholding. In addition, backup withholding will not apply to you if you provide your social security or other taxpayer identification number in the prescribed manner unless:

•       the IRS notifies us or our paying agent that the taxpayer identification number you provided is incorrect;

•       you fail to report interest and dividend payments that you receive on your tax return and the IRS notifies us or our paying agent that backup withholding is required; or

•       you fail to certify under penalty of perjury that backup withholding does not apply to you.

A United States holder of notes who provides us or our paying agent with an incorrect taxpayer identification number may be subject to penalties imposed by the IRS. If backup withholding does apply to you, you may request a refund of the amounts withheld or use the amounts withheld as a credit against your United States federal income tax liability as long as you provide the required information to the IRS. United States holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedures for obtaining the exemption.

We will be required to furnish annually to the IRS and to holders of notes information relating to the amount of interest paid on the notes, and that information reporting may also apply to payments of proceeds from the sale of the notes to those holders. Some holders, including corporations, financial institutions and certain tax-exempt organizations, generally are not subject to information reporting.

Non-United States Holders

This section applies to you if you are a non-United States holder of the notes. The term “non-United States holder” means a beneficial owner of a note that is not a United States holder.

Special rules may apply to certain non-United States holders such as “controlled foreign corporations” and “passive foreign investment companies.” Such entities are encouraged to consult their tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

Payments of Interest.   If you are a non-United States holder of notes, interest paid to you will not be subject to United States federal income taxes or withholding tax if the interest is not effectively connected with your conduct of a trade or business within the United States, and you:

•       do not actually or constructively own a 10% or greater interest in the total combined voting power of all classes of our voting stock;

•       are not a controlled foreign corporation with respect to which we are a “related person” within the meaning of Section 864(d)(4) of the Code;

•       are not a bank that received such notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•       provide the appropriate certification as to your foreign status. You can generally meet this certification requirement by providing a properly executed IRS Form W-8BEN or appropriate substitute form to us or our paying agent. If you hold the notes through a financial institution or other agent acting on your behalf, you may be required to provide appropriate documentation to your agent. Your agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries. Special certification rules apply to foreign partnerships, estates and trusts, and in certain circumstances certifications as to foreign status of partners, trust owners or beneficiaries may have to be provided to us or our paying agent.

If you do not qualify for an exemption under these rules, interest income from the notes may be subject to withholding tax at the rate of 30% (or lower applicable treaty rate) at the time such interest is paid. The payment of interest effectively connected with your United States trade or business, however, would not be subject to a 30% withholding tax so long as you provide us or our paying agent an adequate certification (currently on IRS Form W-8ECI), but such interest would be subject to United States federal income tax on a net basis at the rates applicable to United States persons generally. In addition, if you are a foreign corporation and the payment of interest is effectively connected with your conduct of a United States trade or business, you may also be subject to a 30% (or lower applicable treaty rate) branch profits tax. To claim the benefit of a tax treaty, you must provide a properly executed IRS Form W-8BEN before the payment of interest and you may be required to obtain a United States taxpayer identification number and provide documentary evidence issued by foreign governmental authorities to prove residence in the foreign country.

Sale, Exchange or Other Taxable Disposition of Notes.   If you are a non-United States holder, you generally will not be subject to United States federal income tax on any amount which constitutes capital gain upon a sale, exchange, redemption, retirement or other taxable disposition of a note, unless either of the following is true:

•       your investment in the notes is effectively connected with your conduct of a United States trade or business; or

•       if you are a non-United States holder who is a nonresident alien individual holding the note as a capital asset, you are present in the United States for 183 or more days in the taxable year within which the sale, redemption or other disposition takes place, and certain other requirements are met.

If you are a holder described in the first bullet point above, the net gain derived from the retirement or disposition of your notes generally would be subject to United States federal income tax at the rates applicable to United States persons generally (or lower applicable treaty rate). In addition, foreign corporations may be subject to a 30% (or lower applicable treaty rate) branch profits tax if the investment in the note is effectively connected with the foreign corporation’s conduct of a United States trade or business. If you are a holder described in the second bullet point above, you will be subject to a flat 30% United States federal income tax on the gain derived from the retirement or disposition of your notes, which may be offset by United States source capital losses, even though you are not considered a resident of the United States.

Backup Withholding and Information Reporting.   No backup withholding or information reporting will generally be required with respect to interest paid to non-United States holders of notes if the beneficial owner of the note provides the certification described above in “Non-United States Holders—Payments of Interest” or is an exempt recipient and, in each case, we do not have actual knowledge or reason to know that the beneficial owner is a United States person.

Information reporting requirements and backup withholding tax generally will not apply to any payments of the proceeds of the sale of a note effected outside the United States by a foreign office or a foreign broker (as defined in applicable Treasury Regulations). However, unless such broker has documentary evidence in its records that the beneficial owner is a non-United States holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption, information reporting but not backup withholding will apply to any payment of the proceeds of the sale of a note effected outside the United States by such a broker if it:

•       is a United States person, as defined in the Code;

•       derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States;

•       is a controlled foreign corporation for United States federal income tax purposes; or

•       is a foreign partnership that, at any time during its taxable year, has 50% or more of its income or capital interests owned by United States persons or is engaged in the conduct of a United States trade or business.

Payment of the proceeds of any sale by a non-United States holder of a note effected by the United States office of a broker will be subject to information reporting and backup withholding requirements, unless the holder or beneficial owner of the note provides the certification described above in “Non-United States Holders—Payments of Interest” or otherwise establishes an exemption from backup withholding.

If you are a non-United States holder of notes, you should consult your tax advisor regarding the application of information reporting and backup withholding in your particular situation, the availability of an exemption therefrom, and the procedure for obtaining the exemption, if available. Any amounts withheld from payments to you under the backup withholding rules will be allowed as a refund or a credit against your federal income tax liability, provided that the required information is furnished to the IRS.

UNDERWRITING

Subject to the terms and conditions contained in a purchase agreement between us and each of the underwriters named below, for whom Banc of America Securities LLC and Citigroup Global Markets Inc. are acting as joint book-running managers, the underwriters have severally agreed to purchase from us, and we have agreed to sell, the principal amount of notes listed opposite their names below:

Underwriters	Principal Amount of Notes
Banc of America Securities LLC	$233,750,000
Citigroup Global Markets Inc.	233,750,000
BMO Capital Markets Corp.	16,500,000
BNY Capital Markets, Inc.	16,500,000
Morgan Keegan & Company, Inc.	16,500,000
Piper Jaffray & Co.	16,500,000
Wells Fargo Securities, LLC	16,500,000
Total	$550,000,000

The purchase agreement provides that the obligations of the several underwriters to purchase the notes offered hereby are subject to certain conditions and that the underwriters will purchase all of the notes offered by this prospectus supplement if any of these notes are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the purchase agreement may be terminated.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions contained in the purchase agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

Commissions and Discounts

The representatives of the underwriters have advised us that the underwriters propose initially to offer the notes to the public at the public offering price listed on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of 0.400% of the principal amount of the notes. The underwriters may allow, and the dealers may reallow, a discount not in excess of 0.250% of the principal amount of the notes to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

The following table shows the underwriting discount to be paid to the underwriters by Realty Income Corporation.

	Per Note	Total
Underwriting discount	0.675%	$3,712,500

We estimate that our share of total expenses of this offering, excluding the underwriting discount, will be approximately $500,000.

No Prior Market for the Notes

The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or on any automated dealer quotation system. The underwriters may make a market in the notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes or that an active trading market for the notes will develop. If an active trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

Price Stabilization and Short Positions

In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of the notes. Specifically, the underwriters may overallot in connection with the offering, creating a short position. In addition, the underwriters may bid for, and purchase, the notes in the open market to cover short positions or to stabilize the price of the notes. Any of these activities may stabilize or maintain the market price of the notes above independent market levels, but no representation is made hereby that the underwriters will engage in any of those transactions or of the magnitude of any effect that the transactions described above may have on the market price of the notes. The underwriters will not be required to engage in these activities, and if they engage in these activities, they may end any of these activities at any time without notice.

Other Relationships

Some of the underwriters and/or their affiliates have provided and in the future may continue to provide investment banking, commercial banking and/or other financial services, including the provision of credit facilities, to us in the ordinary course of business for which they have received and may in the future receive customary compensation. In particular, affiliates of some of the underwriters participating in this offering are lenders under our $300 million credit facility and, to the extent that we use any net proceeds from this offering to repay borrowings under our $300 million credit facility, they will receive a portion of the net proceeds from this offering through the repayment of borrowings under that facility.

LEGAL MATTERS

Certain legal matters with respect to the securities offered hereby will be passed upon for us by Latham & Watkins LLP, Costa Mesa, California. Certain legal matters relating to Maryland law will be passed upon for us by Venable LLP, Baltimore, Maryland. Sidley Austin LLP, San Francisco, California will act as counsel for the underwriters. William J. Cernius, a partner of Latham & Watkins LLP, beneficially owns 9,371 shares of our common stock. Eric S. Haueter, a partner of Sidley Austin LLP, beneficially owns approximately 7,132 shares of our common stock and $10,000 aggregate principal amount of our 8¼% Monthly Income Senior Notes due 2008. Paul C. Pringle, a partner of Sidley Austin LLP, beneficially owns approximately 53,711 shares of our common stock.

EXPERTS

The consolidated financial statements and schedule of Realty Income Corporation and subsidiaries as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, have been incorporated by reference in the accompanying prospectus in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference therein, and upon the authority of said firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE

As described in the accompanying prospectus under the caption “Incorporation by Reference,” we have incorporated by reference in the accompanying prospectus specified documents that we have filed or may file with the SEC under the Securities Exchange Act of 1934. However, no document or information that we have “furnished” or may in the future “furnish” with the SEC pursuant to the Exchange Act shall be incorporated by reference into this prospectus supplement or the accompanying prospectus.

PROSPECTUS

REALTY INCOME CORPORATION

Debt Securities, Preferred Stock and Common Stock

Realty Income Corporation, a Maryland corporation, may from time to time offer in one or more series (1) our debt securities, (2) shares of our preferred stock, $1.00 par value per share, or (3) shares of our common stock, $1.00 par value per share, on terms to be determined at the time of the offering. Our debt securities, our preferred stock and our common stock (collectively referred to as our securities), may be offered, separately or together, in separate series, in amounts, at prices and on terms that will be set forth in one or more prospectus supplements to this prospectus or other offering materials.

The specific terms of the securities with respect to which this prospectus is being delivered will be set forth in the applicable prospectus supplement or other offering materials and will include, where applicable:

•  in the case of our debt securities, the specific title, aggregate principal amount, currency, form (which may be registered, bearer, certificated or global), authorized denominations, maturity, rate (or manner of calculating the rate) and time of payment of interest, terms for redemption at our option or repayment at the holder’s option, terms for sinking fund payments, terms for conversion into shares of our preferred stock or common stock, covenants and any initial public offering price;

•  in the case of our preferred stock, the specific designation, preferences, conversion and other rights, voting powers, restrictions, limitations as to transferability, dividends and other distributions and terms and conditions of redemption and any initial public offering price; and

•  in the case of our common stock, any initial public offering price.

In addition, the specific terms may include limitations on actual, beneficial or constructive ownership and restrictions on transfer of the securities, in each case as may be appropriate to preserve our status as a real estate investment trust, or REIT, for federal income tax purposes. The applicable prospectus supplement or other offering materials will also contain information, where applicable, about United States federal income tax considerations, and any exchange listing of the securities covered by the prospectus supplement or other offering materials, as the case may be.

Investing in our securities involves risks. See “Risk Factors” in our most recent Annual Report on Form 10-K, and any subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus.

Our common stock is traded on the New York Stock Exchange under the symbol “O.” On April 10, 2006, the last reported sale price of the common stock was $22.49 per share.

Our securities may be offered directly, through agents designated from time to time by us, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of our securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth in the applicable prospectus supplement or other offering materials.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 12, 2006.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the SEC as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act, utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement or other offering materials that will contain specific information about the terms of that offering. The prospectus supplement or other offering materials may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement or other offering materials together with additional information described under the heading “Where You Can Find More Information.”

As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. For further information, we refer you to the registration statement, including its exhibits and schedules. Statements contained in this prospectus about the provisions or contents of any contract, agreement or any other document referred to are not necessarily complete. For each of these contracts, agreements or documents filed as an exhibit to the registration statement, we refer you to the actual exhibit for a more complete description of the matters involved. You should rely only on the information contained or incorporated by reference in this prospectus and in any supplement to this prospectus or, if applicable, any other offering materials we may provide you. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus, the accompanying prospectus supplement or any other offering materials is accurate only as of the date on their respective covers, and you should assume that the information appearing in any document incorporated or deemed to be incorporated by reference in this prospectus or any accompanying prospectus supplement is accurate only as of the date that document was filed with the SEC. Our business, financial condition, results of operations and prospects may have changed since those dates.

All references to “Realty Income,” “our,” “us” and “we” in this prospectus mean Realty Income Corporation and its wholly-owned subsidiaries and other entities controlled by Realty Income Corporation except where it is clear from the context that the term means only the issuer, Realty Income Corporation.

THE COMPANY

Realty Income Corporation, The Monthly Dividend Company®, is a Maryland corporation organized to operate as an equity real estate investment trust, commonly referred to as a REIT. Our primary business objective is to generate dependable monthly cash distributions from a consistent and predictable level of funds from operations, or FFO, per share. The monthly distributions are supported by the cash flow from our portfolio of retail properties leased to regional and national retail chains. We are a fully integrated, self-administered real estate company with in-house acquisition, leasing, legal, retail research, real estate research, portfolio management and capital markets expertise. Over the past 37 years, Realty Income and its predecessors have been acquiring and owning freestanding retail properties that generate rental revenue under long-term lease agreements (primarily 15- to 20-years).

In addition, we seek to increase distributions to stockholders and FFO per share through both active portfolio management and the acquisition of additional properties. Our portfolio management focus includes:

•  Contractual rent increases on existing leases;

•  Rent increases at the termination of existing leases when market conditions permit; and

•  The active management of our property portfolio, including re-leasing of vacant properties and selective sales of properties.

Our acquisition of additional properties adheres to a focused strategy of primarily acquiring properties that are:

•  Freestanding, single-tenant, retail locations;

•  Leased to regional and national retail chains; and

•  Leased under long-term, net-lease agreements.

As of December 31, 2005, we owned a diversified portfolio:

•  Of 1,646 retail properties;

•  With an occupancy rate of 98.5%, or 1,621 properties occupied of the 1,646 properties in the portfolio;

•  Leased to 101 different retail chains doing business in 29 separate retail industries;

•  Located in 48 states;

•  With over 13.4 million square feet of leasable space; and

•  With an average leasable retail space of 8,200 square feet.

Of the 1,646 properties in the portfolio at December 31, 2005, 1,641, or 99.7% were single-tenant, retail properties and the remaining five were multi-tenant, distribution and office properties. At December 31, 2005, 1,617, or 98.5%, of the 1,641 single-tenant properties were leased with a weighted average remaining lease term (excluding extension options) of approximately 12.4 years.

In addition, at December 31, 2005, our wholly-owned taxable REIT subsidiary, Crest Net Lease, Inc., owned 17 properties with a total investment of $45.7 million, which were classified as held for sale. Crest Net was created to buy, own and sell properties, primarily to individual investors, many of whom are involved in tax-deferred exchanges under Section 1031 of the Internal Revenue Code of 1986, as amended, or the Code.

We typically acquire retail store properties under long-term leases with retail chain store operators. These transactions generally provide capital to owners of retail real estate and retail chains for expansion or other corporate purposes. Our acquisition and investment activities are concentrated in well-defined target markets and generally focus on retailers providing goods and services that satisfy basic consumer needs.

Our net-lease agreements generally:

•  Are for initial terms of 15 to 20 years;

•  Require the tenant to pay minimum monthly rents and property operating expenses (taxes, insurance and maintenance); and

•  Provide for future rent increases (typically subject to ceilings) based on increases in the consumer price index, fixed increases, or, to a lesser degree, additional rent calculated as a percentage of the tenants’ gross sales above a specified level.

Our principal executive offices are located at 220 West Crest Street, Escondido, California 92025 and our telephone number is (760) 741-2111.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain, and any related prospectus supplements, other offering materials and documents deemed to be incorporated by reference herein or therein may contain, forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. When used in this prospectus, the words “estimated”, “anticipated”, “believes”, “intends” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to risks, uncertainties, and assumptions about Realty Income Corporation, including, among other things:

•  Our anticipated growth strategies;

•  Our intention to acquire additional properties and the timing of these acquisitions;

•  Our intention to sell properties and the timing of these property sales;

•  Our intention to re-lease vacant properties;

•  Anticipated trends in our business, including trends in the market for long-term net-leases of freestanding, single-tenant retail properties;

•  Future expenditures for development projects; and

•  Profitability of our subsidiary, Crest Net Lease, Inc.

Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements. In particular, some of the factors that could cause actual results to differ materially are:

•  Our continued qualification as a real estate investment trust;

•  General business and economic conditions;

•  Competition;

•  Fluctuating interest rates;

•  Access to debt and equity capital markets;

•  Other risks inherent in the real estate business including tenant defaults, potential liability relating to environmental matters, illiquidity of real estate investments and potential damages from natural disasters;

•  Impairments in the value of our real estate assets;

•  Changes in the tax laws of the United States of America;

•  The outcome of any legal proceeding to which we are a party; and

•  Acts of terrorism and war.

Additional factors that may cause risks and uncertainties include those discussed in the sections entitled “Business”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and may also include risk factors and other information discussed in other documents that are incorporated or deemed to be incorporated by reference in this prospectus.

Readers are cautioned not to place undue reliance on forward-looking statements contained or incorporated by reference in this prospectus, which speak only as of the date of this prospectus or the date of the incorporated document, as the case may be. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events. In light of these risks and uncertainties, the forward-looking events discussed in this prospectus might not occur.

USE OF PROCEEDS

Unless otherwise described in the applicable prospectus supplement or other offering materials, we intend to use the net proceeds from the sale of our securities for general corporate purposes, which may include, among other things, the repayment of indebtedness, the development and acquisition of additional properties and other acquisition transactions, and the expansion and improvement of certain properties in our portfolio.

RATIOS OF EARNINGS TO FIXED CHARGES AND COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth the ratios of earnings to fixed charges and the ratios of earnings to combined fixed charges and preferred stock dividends for the periods shown. The ratios of earnings to fixed charges were computed by dividing our earnings by our fixed charges. For this purpose, earnings consist of net income before interest expense. Fixed charges consist of interest costs (including capitalized interest) and the amortization of debt issuance costs. In computing the ratios of earnings to combined fixed charges and preferred stock dividends, preferred stock dividends consist of dividends on our 9.375% Class B cumulative redeemable preferred stock, 9.50% Class C cumulative redeemable preferred stock and our outstanding 7.375% Monthly Income Class D cumulative redeemable preferred stock, as applicable. We redeemed our Class B preferred stock on June 6, 2004 and our Class C preferred stock on July 30, 2004. On May 27, 2004 and October 19, 2004 we issued 4,000,000 shares and 1,100,000 shares, respectively, of our Class D Preferred Stock.

	Year Ended December 31
	2005	2004	2003	2002	2001
Ratio of Earnings to Fixed Charges	3.2x	3.9x	4.1x	4.3x	3.5x
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	2.6x	3.1x	3.0x	3.0x	2.6x

DESCRIPTION OF DEBT SECURITIES

General

This prospectus describes certain general terms and provisions of our debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a prospectus supplement, a pricing supplement or other offering materials. We will also indicate in the supplement or other offering materials whether the general terms and provisions described in this prospectus apply to a particular series of debt securities. Our debt securities will be our direct obligations and they may be secured or unsecured, senior or subordinated indebtedness. We may issue our debt securities under one or more indentures and each indenture will be dated on or before the issuance of the debt securities to which it relates. Additionally, each indenture must be in the form filed as an exhibit to the Registration Statement containing this prospectus or in a form incorporated by reference to this prospectus in a post-effective amendment to the Registration Statement or a Form 8-K. The form of indenture is subject to any amendments or supplements that may be adopted from time to time. We will enter into each indenture with a trustee and the trustee for each indenture may be the same. Each indenture will be subject to, and governed by, the Trust Indenture Act of 1939, as amended. Because this description of debt securities is a summary, it does not contain all the information that may be important to you. You should read all provisions of the applicable indenture and our debt securities to assure that you have all the important information you need to make any required decisions. All capitalized terms used, but not defined, in this section shall have the meanings set forth in the applicable indenture.

Terms

The particular terms of any series of our debt securities will be described in a prospectus supplement or other offering materials. Additionally, any applicable modifications of or additions to the general terms of our debt securities, described in this prospectus and in the applicable indenture, will also be described in a prospectus supplement or other offering materials. Accordingly, for a description of the terms of any series of our debt securities, you must refer to both the prospectus supplement or other offering materials, if any, relating to those debt securities and the description of the debt securities set forth in this prospectus. If any particular terms of our debt securities, described in a prospectus supplement or other offering materials, differ from any of the terms described in this prospectus, then those terms as set forth in the relevant prospectus supplement or other offering materials will control.

Except as set forth in any prospectus supplement or other offering materials, our debt securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time by our board of directors, a committee of the board of directors or as set forth in the applicable indenture or one or more supplements to the indenture. All of our debt securities of one series need not be issued at the same time, and unless otherwise provided, a series may be reopened for issuance of additional debt securities without the consent of the holders of the debt securities of that series.

Each indenture will provide that we may, but need not, designate more than one trustee for the indenture, each with respect to one or more series of our debt securities. Any trustee under an indenture may resign or be removed with respect to one or more series of our debt securities, and a successor trustee may be appointed to act with respect to that series. If two or more persons are acting as trustee to different series of our debt securities, each trustee shall be a trustee of a trust under the applicable indenture separate and apart from the trust administered by any other trustee and, except as otherwise indicated in this prospectus, any action taken by a trustee may be taken by that trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee under the applicable indenture.

This summary sets forth certain general terms and provisions of our indentures and our debt securities. For a detailed description of a specific series of debt securities, you should consult the prospectus supplement or other offering materials for that series. The prospectus supplement or other offering materials will contain the following information, to the extent applicable:

(1)   the title of those debt securities;

(2)   the aggregate principal amount of those debt securities and any limit on the aggregate principal amount;

(3)   the price (expressed as a percentage of the principal amount of those debt securities) at which those debt securities will be issued and, if other than the principal amount of those debt securities, the portion of the principal amount payable upon declaration of acceleration of the maturity thereof, or (if applicable) the portion of the principal amount of those debt securities that is convertible into common stock or preferred stock, or the method by which any convertible portion of those debt securities shall be determined;

(4)   if those debt securities are convertible, the terms on which they are convertible, including the initial conversion price or rate and conversion period and, in connection with the preservation of our status as a REIT, any applicable limitations on the ownership or transferability of the common stock or the preferred stock into which those debt securities are convertible;

(5)   the date or dates, or the method for determining the date or dates, on which the principal of those debt securities will be payable;

(6)   the rate or rates (which may be fixed or variable), or the method by which the rate or rates shall be determined, at which those debt securities will bear interest, if any;

(7)   the date or dates, or the method for determining the date or dates, from which any interest will accrue, the dates upon which that interest will be payable, the record dates for payment of that interest, or the method by which any of those dates shall be determined, the persons to whom that interest shall be payable, and the basis upon which that interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

(8)   the place or places where the principal of (and premium, if any) and interest, if any, on debt securities will be payable, where debt securities may be surrendered for conversion, registration of transfer or exchange and where notices or demands to or upon us relating to debt securities and the indenture may be served;

(9)   the period or periods, if any, within which, the price or prices at which, and the terms and conditions upon which those debt securities may be redeemed, as a whole or in part, at our option;

(10) our obligation, if any, to redeem, repay or purchase those debt securities pursuant to any sinking fund or analogous provision or at the option of a holder of those debt securities, and the period or periods within which, the price or prices at which, and the terms and conditions upon which, those debt securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to this obligation;

(11) if other than U.S. dollars, the currency or currencies in which those debt securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

(12) whether the amount of payments of principal of (and premium, if any) or interest, if any, on those debt securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which those amounts shall be determined;

(13) whether those debt securities will be issued in certificated and/or book-entry form, and, if in book-entry form, the identity of the depositary for those debt securities;

(14) whether those debt securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;

(15) the applicability, if any, of the defeasance and covenant defeasance provisions described herein or set forth in the applicable indenture, or any modification of the indenture;

(16) any deletions from, modifications of or additions to the events of default or our covenants with respect to those debt securities;

(17) whether and under what circumstances we will pay any additional amounts on those debt securities in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem those debt securities in lieu of making this payment;

(18) the subordination provisions, if any, relating to those debt securities;

(19) the provisions, if any, relating to any security provided for those debt securities; and

(20) any other terms of those debt securities.

If the applicable prospectus supplement provides or other offering materials provide, we may issue the debt securities at a discount below their principal amount and provide for less than the entire principal amount of the debt securities to be payable upon declaration of acceleration of the maturity thereof (“Original Issue Discount Securities”). In those cases, any material U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable prospectus supplement or other offering materials.

Denominations, Interest, Registration and Transfer

Unless otherwise described in the applicable prospectus supplement or other offering materials, the debt securities of any series will be issuable in denominations of $1,000 and integral multiples of $1,000.

Unless otherwise described in the applicable prospectus supplement or other offering materials, we will pay the principal of (and premium, if any) and interest on any series of debt securities at the applicable trustee’s corporate trust office, the address of which will be set forth in the applicable prospectus supplement or other offering materials, provided however, that unless otherwise provided in the applicable prospectus supplement or other offering materials, we may make interest payments (1) by check mailed to the address of the person entitled to the payment as that address appears in the applicable register for those debt securities, or (2) by wire transfer of funds to the person at an account maintained within the United States.

Subject to certain limitations imposed on debt securities issued in book-entry form, the debt securities of any series will be exchangeable for any authorized denomination of other debt securities of the same series and of a like aggregate principal amount and tenor upon surrender of those debt securities at the office of any transfer agent we designate for that purpose. In addition, subject to certain limitations imposed on debt securities issued in book-entry form, the debt securities of any series may be surrendered for conversion or registration of transfer thereof at the office of any transfer agent we designate for that purpose. Every debt security surrendered for conversion, registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer and the person requesting that transfer must provide evidence of title and identity satisfactory to us and the applicable transfer agent. No service charge will be made for any registration of transfer or exchange of any debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. We may at any time rescind the designation of any transfer agent appointed with respect to the debt securities of any series or approve a change in the location through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for that series. We may at any time designate additional transfer agents with respect to any series of debt securities.

Neither we nor any trustee shall be required to

•  issue, register the transfer of, or exchange debt securities of any series if that debt security may be among those selected for redemption during a period beginning at the opening of business 15 days before the mailing or first publication, as the case may be, of notice of redemption of those debt securities and ending at the close of business on

1.      the day of mailing of the relevant notice of redemption if the debt securities of that series are issuable only in registered form, or

2.      the day of the first publication of the relevant notice of redemption if the debt securities of that series are issuable in bearer form, or

3.      the day of mailing of the relevant notice of redemption if those debt securities are issuable in both bearer and registered form and there is no publication; or

•  register the transfer of or exchange any debt security in registered form, or portion thereof, so selected for redemption, in whole or in part, except the unredeemed portion of any debt security being redeemed in part; or

•  exchange any debt security in bearer form selected for redemption, except in exchange for a debt security of that series in registered form that is simultaneously surrendered for redemption; or

•  issue, register the transfer of, or exchange any debt security that has been surrendered for repayment at the holder’s option, except the portion, if any, of that debt security not to be repaid.

Merger, Consolidation or Sale of Assets

Each indenture will provide that we will not consolidate with, sell, lease or convey all or substantially all of our assets to, or merge with or into, any person unless

•  either we shall be the continuing entity, or the successor person (if not us) formed by or resulting from the consolidation or merger or which shall have received the transfer of the assets shall be a corporation organized and existing under the laws of the United States or any State thereof and shall expressly assume (1) our obligation to pay the principal of (and premium, if any) and interest on all the debt securities issued under the indenture and (2) the due and punctual performance and observance of all the covenants and conditions contained in the indenture and in the debt securities;

•  immediately after giving effect to the transaction and treating any indebtedness that becomes our obligation or the obligation of any Subsidiary as a result of the transaction as having been incurred, and treating any liens on any property or assets of ours or any Subsidiary that are incurred, created or assumed as a result of the transaction as having been created, incurred or assumed, by us or the Subsidiary at the time of the transaction, no event of default under the indenture, and no event that, after notice or the lapse of time, or both, would become an event of default, shall have occurred and be continuing; and

•  an officers’ certificate and legal opinion covering these conditions shall be delivered to the trustee.

Certain Covenants

Existence.   Except as permitted under the heading above, entitled “—Merger, Consolidation or Sale of Assets,” we will be required under each indenture to do or cause to be done all things necessary to preserve and keep in full force and effect our corporate existence, all material rights (by charter, bylaws and statute) and all material franchises; provided, however, that we shall not be required to preserve any right or franchise if our board of directors determines that the preservation thereof is no longer desirable in the conduct of our business.

Maintenance of Properties.   Each indenture will require us to cause all of our material properties used or useful in the conduct of our business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will require us to cause to be made all necessary repairs, renewals, replacements, betterments and improvements to those properties, as in our judgment may be necessary so that the business carried on in connection with those properties may be properly and advantageously conducted at all times; provided, however, that we and our Subsidiaries shall not be prevented from selling or otherwise disposing of these properties for value in the ordinary course of business.

Insurance.   Each indenture will require us and each of our Subsidiaries to keep in force upon all of our properties and operations policies of insurance carried with responsible companies in amounts and covering all risks as shall be customary in the industry in accordance with prevailing market conditions and availability.

Payment of Taxes and Other Claims.   Each indenture will require us to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (a) all taxes, assessments and governmental charges levied or imposed on us, our income, profits or property, or any Subsidiary, its income, profits or property and (b) all lawful claims for labor, materials and supplies that, if unpaid, might by law become a lien upon our property or the property of any Subsidiary; provided, however, that we shall not be required to pay or discharge or cause to be paid or discharged any tax, assessment, charge or claim the amount, applicability or validity of which we are contesting in good faith through appropriate proceedings.

Provisions of Financial Information.   Whether or not we are subject to Section 13 or 15(d) of the Exchange Act, we will be required by each indenture, within 15 days after each of the respective dates by which we would have been required to file annual reports, quarterly reports and other documents with the Commission if we were subject to those Sections of the Exchange Act to:

•  transmit by mail to all holders of debt securities issued under the indenture, as their names and addresses appear in the applicable register for those debt securities, without cost to the holders, copies of the annual reports, quarterly reports and other documents that we would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if we were subject to those Sections;

•  file with the applicable trustee copies of the annual reports, quarterly reports and other documents that we would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if we were subject to those Sections; and

•  supply promptly, upon written request and payment of the reasonable cost of duplication and delivery, copies of these documents to any prospective holder of the debt securities.

Except as may otherwise be provided in the prospectus supplement or other offering materials relating to any series of debt securities, the term “Subsidiary”, as used in the indenture means any other Person of which more than 50% of (a) the equity or other ownership interests or (b) the total voting power of shares of capital stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, trustees or general or managing partners thereof is at the time owned by us or one or more of our Subsidiaries or a combination thereof.

Additional Covenants.   If we make any additional covenants with respect to any series of debt securities, those covenants will be set forth in the prospectus supplement or other offering materials relating to those debt securities.

Events of Default, Notice and Waiver

Unless otherwise provided in the applicable indenture, each indenture will provide that the following events are “events of default” for any series of debt securities issued under it:

(1)   default for 30 days in the payment of any installment of interest on any debt security of that series;

(2)   default in the payment of the principal of (or premium, if any, on) any debt security of that series when due, whether at stated maturity or by declaration of acceleration, notice of redemption, notice of option to elect repayment or otherwise;

(3)   default in making any sinking fund payment as required for any debt security of that series;

(4)   default in the performance of any of our other covenants contained in the indenture (other than a covenant added to the indenture solely for the benefit of a series of debt securities issued thereunder other than that series), which continues for 60 days after we receive written notice from the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series;

(5)   default under any bond, debenture, note or other evidence of indebtedness for money borrowed by us or any of our Subsidiaries (including obligations under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles, but not including any indebtedness or obligations for which recourse is limited to property purchased) in an aggregate principal amount in excess of $25,000,000 or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us or any of our Subsidiaries (including such leases, but not including such indebtedness or obligations for which recourse is limited to property purchased) in an aggregate principal amount in excess of $25,000,000, whether the indebtedness exists at the date of the relevant indenture or shall thereafter be created, which default shall have resulted in the indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable or which default shall have resulted in the obligation being accelerated, without the acceleration having been rescinded or annulled;

(6)   certain events of bankruptcy, insolvency or reorganization with respect to us or any of our Significant Subsidiaries; or

(7)   any other Event of Default provided with respect to a particular series of debt securities.

The term “Significant Subsidiary” as used above has the meaning ascribed to the term in Rule 1-02 of Regulation S-X promulgated under the Securities Act, as the Regulation was in effect on January 1, 1996.

If an event of default under any indenture with respect to debt securities of any series at the time outstanding occurs and is continuing, then the applicable trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare the principal amount (or, if the debt securities of that series are Original Issue Discount Securities or Indexed Securities, that portion of the principal amount as may be specified in the terms thereof) of all the debt securities of that series to be due and payable immediately by written notice thereof to us (and to the applicable trustee if given by the holders). However, at any time after the declaration of acceleration with respect to debt securities of a series has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable trustee, the holders of not less than a majority of the principal amount of the outstanding debt securities of that series may rescind and annul the declaration and its consequences if:

•  we shall have deposited with the applicable trustee all required payments of the principal of (and premium, if any) and interest on the debt securities of that series (other than principal which has become due solely as a result of the acceleration), plus certain fees, expenses, disbursements and advances of the applicable trustee; and

•  all events of default, other than the nonpayment of accelerated principal (or specified portion thereof), premium, if any, and interest with respect to debt securities of that series have been cured or waived as provided in the indenture.

Each indenture will also provide that the holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive any past default with respect to that series and its consequences, except:

•  a default in the payment of the principal of (or premium, if any) or interest on any debt security of that series; or

•  a default in respect of a covenant or provision contained in the indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected by the default.

Each indenture will require each trustee to give notice of a default under the indenture to the holders of debt securities within 90 days unless the default shall have been cured or waived, subject to certain exceptions; provided, however, that the trustee may withhold notice to the holders of any series of debt securities of any default with respect to that series (except a default in the payment of the principal of (or premium, if any) or interest on any debt security of that series or in the payment of any sinking fund installment in respect of any debt security of that series) if specified Responsible Officers of the trustee consider a withholding to be in those holders’ interest.

Each indenture will provide that no holders of debt securities of any series may institute any proceedings, judicial or otherwise, with respect to the indenture or for any remedy thereunder, except in the case of failure of the trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding debt securities of that series, as well as an offer of indemnity reasonably satisfactory to it, and no direction inconsistent with the written request has been given to the trustee during the 60-day period by holders of a majority in principal amount of the outstanding debt securities of that series. This provision will not prevent, however, any holder of debt securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on those debt securities at the respective due dates thereof.

Each indenture will provide that, subject to provisions in the Trust Indenture Act of 1939 relating to its duties in case of default, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holders of any series of the debt securities then outstanding under the indenture, unless those holders shall have offered to the trustee reasonable security or indemnity. The holders of not less than a majority in principal amount of the outstanding debt securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred upon the trustee; provided that the direction shall not conflict with any rule of law or the indenture, and provided further that the trustee may refuse to follow any direction that may involve the trustee in personal liability or that may be unduly prejudicial to the holders of debt securities of that series not joining in the direction to the trustee.

Within 120 days after the close of each fiscal year, we will be required to deliver to the trustee a certificate, signed by one of several specified officers, stating whether or not the officer has knowledge of any default under the indenture and, if so, specifying each default and the nature and status thereof.

Modification of the Indenture

Modifications and amendments of any indenture will be permitted with the consent of the holders of not less than a majority in principal amount of all outstanding debt securities of each series issued under the indenture affected by the modification or amendment; provided, however, that no modification or amendment may, without the consent of the holder of each debt security affected thereby,

•  change the stated maturity of the principal of, or any installment of principal of, or interest (or premium, if any) on any debt security;

•  reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of any debt security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity of the Original Issue Discount Security or would be provable in bankruptcy, or adversely affect any right of repayment at the option of the holder of any debt security (or reduce the amount of premium payable upon any repayment);

•  change the place of payment, or the coin or currency, for payment of principal of (or premium, if any) or interest on any debt security;

•  impair the right to institute suit for the enforcement of any payment on or with respect to any debt security when due;

•  reduce the above-stated percentage of outstanding debt securities of any series necessary to modify or amend the indenture to waive compliance with certain provisions of the indenture or certain defaults and consequences under the indenture or to reduce the quorum or voting requirements set forth in the indenture; or

•  modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect the action or to provide that certain other provisions may not be modified or waived without the consent of the holder of each outstanding debt security affected thereby.

The holders of a majority in aggregate principal amount of outstanding debt securities of any series may, on behalf of all holders of debt securities of that series waive, insofar as that series is concerned, our compliance with certain restrictive covenants in the applicable indenture.

We, along with the trustee, shall be permitted to modify and amend an indenture without the consent of any holder of debt securities for any of the following purposes:

•  to evidence the succession of another person to our obligations under the indenture;

•  to add to our covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us in the indenture;

•  to add events of default for the benefit of the holders of all or any series of debt securities;

•  to add or change any provisions of the indenture to facilitate the issuance of, or to liberalize certain terms of, debt securities in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form, provided that this action shall not adversely affect the interests of the holders of the debt securities of any series in any material respect;

•  to change or eliminate any provisions of the indenture, provided that any such change or elimination does not apply to any outstanding debt securities of a series created prior to the date of the amendment or supplement that are entitled to the benefit of that provision;

•  to secure the debt securities;

•  to establish the form or terms of debt securities of any series, including the provisions and procedures, if applicable, for the conversion of debt securities into common stock or preferred stock;

•  to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under the indenture by more than one trustee;

•  to cure any ambiguity, defect or inconsistency in the indenture or to make any other provisions with respect to matters or questions arising under the indenture, provided, however, that this action shall not adversely affect the interests of holders of debt securities of any series in any material respect; or

•  to supplement any of the provisions of the indenture to the extent necessary to permit or facilitate defeasance, covenant defeasance and discharge of any series of debt securities, provided, however, that this action shall not adversely affect the interests of the holders of the debt securities of any series in any material respect.

Each indenture will provide that in determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver described in the indenture or whether a quorum is present at a meeting of holders of debt securities,

•  the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal of that security that would be due and payable as of the date of the determination upon declaration of acceleration of the maturity thereof;

•  the principal amount of any debt security denominated in a foreign currency that shall be deemed outstanding shall be the U.S. dollar equivalent, determined on the issue date for the debt security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of the debt security of the amount determined as provided in the first bullet above);

•  the principal amount of an Indexed Security that shall be deemed outstanding shall be the principal face amount of the Indexed Security at original issuance, unless otherwise provided with respect to the Indexed Security in the applicable indenture; and

•  debt securities owned by us or any other obligor upon the debt securities or any affiliate of ours or of the other obligor shall be disregarded.

Each indenture will contain provisions for convening meetings of the holders of debt securities of a series. A meeting may be permitted to be called at any time by the trustee, and also, upon our request or request of the holders of at least 10% in principal amount of the outstanding debt securities of a series, in any case upon notice given as provided in the indenture. Except for any consent or waiver that must be given by the holder of each debt security affected thereby, any resolution presented at a meeting or at an adjourned meeting duly reconvened at which a quorum is present, may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding debt securities of the series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of the specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the indenture will be binding on all holders of debt securities of that series. The persons holding or representing a majority in principal amount of the outstanding debt securities of a series shall constitute a quorum for a meeting of holders of that series; provided, however, that if any action is to be taken at a meeting with respect to a consent or waiver that may be given by the holders of not less than a specified percentage in principal amount of the outstanding debt securities of that series, the persons holding or representing the specified percentage in principal amount of the outstanding debt securities of that series will constitute a quorum.

Notwithstanding the foregoing provisions, each indenture will provide that if any action is to be taken at a meeting of holders of debt securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the indenture expressly provides may be made, given or taken by the holders of that series and one or more additional series: (a) there shall be no minimum quorum requirement for the meeting and (b) the principal amount of the outstanding debt securities of all those series that are entitled to vote in favor of the request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether the request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the indenture.

Discharge, Defeasance and Covenant Defeasance

Unless otherwise indicated in the applicable prospectus supplement or other offering materials, upon our request any indenture shall cease to be of further effect with respect to any series of debt securities issued under the indenture specified in our request (except as to certain limited provisions of the indenture which shall survive) when either (a) all debt securities of that series have been delivered to the trustee for cancellation or (b) all debt securities of that series have become due and payable or will become due and payable within one year (or are scheduled for redemption within one year) and we have irrevocably deposited with the applicable trustee, in trust, funds in the currency or currencies, currency unit or units or composite currency or currencies in which those debt securities are payable an amount sufficient to pay the entire indebtedness on those debt securities in respect of principal (and premium, if any) and interest to the date of the deposit (if those debt securities have become due and payable) or to the stated maturity or redemption date, as the case may be.

Each indenture will provide that, unless otherwise indicated in the applicable prospectus supplement or other offering materials, we may elect either to:

•  defease and be discharged from any and all obligations with respect to any series of debt securities (except for the obligation, if any, to pay additional amounts in respect of certain taxes imposed on non-U.S. holders of debt securities and the obligations to register the transfer or exchange of the debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of the debt securities and to hold money for payment in trust) (“defeasance”); or

•  be released from our obligations with respect to certain covenants (which will be described in the relevant prospectus supplement or other offering materials) applicable to the debt securities under the applicable indenture (which may include, subject to a limited exception, the covenants described under “—Certain Covenants”), and any omission to comply with these obligations shall not constitute a default or an event of default with respect to those debt securities (“covenant defeasance”), in either case upon our irrevocable deposit with the applicable trustee, in trust, of an amount, in the currency or currencies, currency unit or units or composite currency or currencies in which those debt securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to those debt securities that through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on those debt securities, and any mandatory sinking fund or analogous payments on those debt securities, on the scheduled due dates.

A trust may only be established if, among other things, we have delivered to the applicable trustee an opinion of counsel (as specified in the applicable indenture) to the effect that the holders of those debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred. Additionally, in the case of defeasance, an opinion of counsel must refer to and be based on a ruling of the Internal Revenue Service (the “IRS”) or a change in applicable U.S. federal income tax law occurring after the date of the applicable indenture. In the event of defeasance, the holders of those debt securities will thereafter be able to look only to the trust fund for payment of principal (and premium, if any) and interest.

“Government Obligations” means securities that are (a) direct obligations of the United States of America or the government which issued the foreign currency in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged, or (b) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or the government which issued the foreign currency in which the debt securities of that series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or the other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any Government Obligation or a specific payment of interest on or principal of any Government Obligation held by a custodian for the account of the holder of a depository receipt; provided, however, that (except as required by law) the custodian is not authorized to make any deduction from the amount payable to the holder of the depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by the depository receipt.

Unless otherwise provided in the applicable prospectus supplement or other offering materials, if after we have deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to debt securities of any series,

•  the holder of a debt security of that series is entitled to, and does, elect pursuant to the applicable indenture or the terms of that debt security to receive payment in a currency, currency unit or composite currency other than that in which the deposit has been made in respect of that debt security or

•  a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which the deposit has been made,

then the indebtedness represented by that debt security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on that debt security as they become due out of the proceeds yielded by converting the amount so deposited in respect of that debt security into the currency, currency unit or composite currency in which the debt security becomes payable as a result of the election or Conversion Event based on the applicable market exchange rate. “Conversion Event” means the cessation of use of:

•  a currency, currency unit or composite currency both by the government of the country which issued the currency and for the settlement of transactions by a central bank or other public institution of or within the international banking community;

•  the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities; or

•  any currency unit or composite currency other than the ECU for the purposes for which it was established.

In the event we effect a covenant defeasance with respect to any debt securities and those debt securities are declared due and payable because of the occurrence of any event of default, other than an event of default due to a breach of any of the covenants as to which there has been covenant defeasance (which covenants would no longer be applicable to those debt securities as a result of such covenant defeasance), the cash and Government Obligations on deposit with the applicable trustee may not be sufficient to pay amounts due on those debt securities at the time of the acceleration resulting from the event of default. We would, however, remain liable to make payment of the amounts due at the time of acceleration.

The applicable prospectus supplement or other offering materials may further describe the provisions, if any, permitting the defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

Conversion Rights

The terms and conditions, if any, upon which the debt securities are convertible into common stock or preferred stock will be set forth in the applicable prospectus supplement or other offering materials relating to those debt securities. The terms will include whether the debt securities are convertible into common stock or preferred stock, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at our option or the option of the holders, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of the debt securities and any restrictions on conversion, including restrictions directed at maintaining our REIT status.

Unclaimed Payments

We will be repaid for all amounts we pay to a paying agent or a trustee for the payment of the principal of or any premium or interest on any debt security that remains unclaimed at the end of two years after the principal, premium or interest has become due and payable, and the holder of that debt security may look only to us for payment of the principal, premium or interest.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities (the “Global Securities”) that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement or other offering materials relating to that series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the applicable prospectus supplement or other offering materials relating to that series.

DESCRIPTION OF COMMON STOCK

We have authority to issue 200,000,000 shares of our common stock, $1.00 par value per share. As of April 10, 2006, we had outstanding 89,089,314 shares of our common stock.

General

The following description of our common stock sets forth certain general terms and provisions of our common stock to which any prospectus supplement or other offering materials may relate, including a prospectus supplement or other offering materials providing that our common stock will be issuable upon conversion of our debt securities or our preferred stock. The statements below describing our common stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our charter and bylaws.

Terms

Subject to the preferential rights of any other class or series of stock and to the provisions of our charter regarding the restrictions on transfer of stock, holders of our common stock are entitled to receive dividends when, as and if authorized by our board of directors and declared by us out of assets legally available therefor. The terms of our outstanding class of preferred stock provide in general that if we fail to declare or pay full cumulative dividends on the preferred stock of that class for all past dividend periods and the then current dividend period, no dividends or distributions on our common stock (other than dividends payable in shares of common stock or other shares of our capital stock ranking junior to the outstanding preferred stock) may be declared or paid nor may we purchase or otherwise acquire any of our common stock (except in exchange for other capital stock ranking junior to the outstanding preferred stock and except for certain purchases of our stock for the purpose of preserving our qualification as a REIT for federal and/or state income tax purposes). If we were to experience liquidation, dissolution or winding up, holders of our common stock would be entitled to share equally and ratably in any assets available for distribution to them, after payment or adequate provision for payment of our debts and other liabilities and the preferential amounts owing with respect to our outstanding preferred stock. The terms of our outstanding preferred stock provide in general that, in the event of our liquidation, dissolution or winding up, the holders of that preferred stock will be entitled to receive, out of assets legally available for distribution to our stockholders, a liquidating distribution of $25 per share, plus accrued and unpaid dividends, before any distribution or payment may be made to the holders of our common stock. The terms of any additional preferred stock we may issue in the future may also provide for restrictions or prohibitions on the payment of dividends on, and the purchase of, our common stock and may also provide for holders of that preferred stock to receive preferential distributions in the event of our liquidation, dissolution or winding up before any payments may be made on our common stock.

Subject to the provisions of our charter regarding the restrictions on transfer of stock (See “Restrictions on Ownership and Transfers of Stock” below), each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power.

Holders of our common stock do not have cumulative voting rights in the election of directors, which means that holders of more than 50% of all the shares of our common stock voting for the election of directors can elect all the directors standing for election at the time if they choose to do so and the holders of the remaining shares cannot elect any directors. All of our directors currently serve a one year term. Holders of shares of common stock do not have preemptive rights, which means they have no right under the charter, bylaws, or Maryland law to acquire any additional shares of common stock that may be issued by us at a subsequent date. Holders of shares of common stock have no preference, conversion, exchange, sinking fund, or redemption rights. Under Maryland law, stockholders generally are not liable for the corporation’s debts or obligations. All shares of common stock now outstanding are, and additional shares of common stock offered will be when issued, fully paid and nonassessable.

Under the Maryland General Corporation Law, or MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter provides that any such action shall be effective if approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

Our charter authorizes our board of directors to reclassify any unissued shares of our common stock into other classes or series of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series.

Maryland Business Combination Law

Under the MGCL, certain “business combinations” (including certain issuances of equity securities) between a Maryland corporation and any person who beneficially owns ten percent or more of the voting power of the corporation’s shares, or an affiliate or associate of the corporation who beneficially owned ten percent or more of the voting power at any time within the preceding two years, in each case referred to as an interested stockholder, or an affiliate thereof, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be approved by two super-majority stockholder votes unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its common shares. The business combination provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of directors prior to the time that the interested stockholder becomes an interested stockholder. These provisions of the MGCL may delay, defer or prevent a transaction or a change in control of us that might involve a premium price for the common stock or otherwise be in the best interests of the stockholders.

Maryland Control Share Acquisitions Law

The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the corporation. “Control shares” are shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power; (1) one-tenth or more but less than one-third, (2) one-third or more but less than a majority, or (3) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any and all of the control shares (except those for which the voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

“Control share acquisition” does not include (1) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) acquisitions exempted by the charter or bylaws of the corporation, adopted at any time before the acquisition of the shares.

As permitted by the MGCL, our bylaws contain a provision exempting us from the control share acquisition statute. That bylaw provision states that the control share statute shall not apply to any acquisition by any person of shares of our stock. There can be no assurance that such provision will not be amended or eliminated by the board of directors at any time in the future.

Restrictions on Ownership

For us to qualify as a REIT under the Code, not more than 50% in value of our outstanding stock may be owned, actually or constructively, by or for five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year. To assist us in meeting this requirement and certain other requirements relating to our tax status as a REIT, we may take certain actions to limit the actual, beneficial or constructive ownership by a single person or entity of our outstanding equity securities. See “Restrictions on Ownership and Transfers of Stock” below.

Transfer Agent

The registrar and transfer agent for our common stock is The Bank of New York.

GENERAL DESCRIPTION OF PREFERRED STOCK

We are authorized to issue 20,000,000 shares of preferred stock, $1.00 par value per share. As of April 10, 2006, we had outstanding 5,100,000 shares of our 7.375% Monthly Income Class D cumulative redeemable preferred stock (the “Class D Preferred Stock”).

General

The following description of our preferred stock sets forth certain general terms and provisions of our preferred stock to which any prospectus supplement or other offering materials may relate. The statements below describing our preferred stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our charter (including the applicable articles supplementary designating the terms of a class or series of preferred stock) and our bylaws. You should review the articles supplementary for the Class D Preferred Stock, copies of which may be obtained as described below under “Where You Can Find More Information.”

Our charter authorizes our board of directors to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of any class or series. Prior to issuance of shares of each series, our board is required by the MGCL and our charter to set, subject to the provisions of our charter regarding the restrictions on transfer of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such series. Thus, the board could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control of us that might involve a premium price for holders of our common stock or otherwise be in their best interest. Any additional preferred stock will, when issued, be fully paid and nonassessable and will have no preemptive rights. The following discussion is applicable to any additional preferred stock that we may issue.

You should refer to the prospectus supplement or other offering materials relating to the preferred stock offered thereby for specific terms of and other information concerning the preferred stock, including:

(1)   the title of the preferred stock;

(2)   the number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

(3)   the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to the preferred stock;

(4)   whether the preferred stock is cumulative or not and, if cumulative, the date from which dividends on the preferred stock shall accumulate;

(5)   the procedures for any auction and remarketing, if any, for the preferred stock;

(6)   the provision for a sinking fund, if any, for the preferred stock;

(7)   any voting rights of the preferred stock;

(8)   the provision for redemption, if applicable, of the preferred stock;

(9)   any listing of the preferred stock on any securities exchange;

(10) the terms and conditions, if applicable, upon which the preferred stock will be convertible into common stock, including the conversion price (or manner of calculation thereof);

(11) a discussion of federal income tax considerations applicable to the preferred stock;

(12) any limitations on actual, beneficial or constructive ownership and restrictions on transfer, in each case as may be appropriate to preserve our REIT status;

(13) the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

(14) whether liquidation preferences on preferred stock will be counted as liabilities of ours in determining whether distributions to junior stockholders can be made under the MGCL;

(15) any limitations on issuance of any series or class of preferred stock ranking senior to or on a parity with such series or class of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

(16) any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

Rank

Unless otherwise specified in the applicable prospectus supplement or other offering materials, the preferred stock of any series or class will rank, with respect to the payment of dividends and the distribution of assets in the event of our liquidation, dissolution or winding up:

•  senior to all classes or series of our common stock and to all other equity securities issued by us other than equity securities referred to in the two immediately following bullet points;

•  on a parity with our outstanding Class D Preferred Stock and all other equity securities issued by us the terms of which specifically provide that such equity securities rank on a parity with the preferred stock of such series or class with respect to rights to the payment of dividends and the distribution of assets in the event of our liquidation, dissolution or winding up; and

•  junior to all equity securities issued by us the terms of which specifically provide that such equity securities rank senior to the preferred stock of such series or class with respect to rights to the payment of dividends and the distribution of assets in the event of our liquidation, dissolution or winding up.

For these purposes, the term “equity securities” does not include convertible debt securities.

Dividends

Holders of shares of our preferred stock of each series or class shall be entitled to receive, when, as and if authorized by our board of directors and declared by us, out of our assets legally available for payment, cash dividends at rates and on dates as will be set forth in the applicable prospectus supplement or other offering materials. Each dividend shall be payable to holders of record as they appear on our stock transfer books on the record dates as shall be fixed by our board of directors.

Dividends on any series or class of our preferred stock may be cumulative or noncumulative, as provided in the applicable prospectus supplement or other offering materials. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement or other offering materials. If our board of directors fails to authorize a dividend payable on a dividend payment date on any series or class of preferred stock for which dividends are noncumulative, then the holders of such series or class of preferred stock will have no right to receive a dividend in respect of the dividend period ending on that dividend payment date, and we will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series or class are declared or paid for any future period.

If any shares of preferred stock of any series or class are outstanding, no full dividends shall be declared or paid or set apart for payment on the preferred stock of any other series or class ranking, as to dividends, on a parity with or junior to the preferred stock of that series or class for any period unless:

•  if the series or class of preferred stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the preferred stock of such series or class for all past dividend periods and the then current dividend period; or

•  if the series or class of preferred stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or authorized and a sum sufficient for the payment thereof is set apart for the payment on the preferred stock of such series or class.

When dividends are not paid in full (or a sum sufficient for the full payment is not set apart) upon the shares of preferred stock of any series or class and the shares of any other series or class of preferred stock ranking on a parity as to dividends with the preferred stock of that series or class, then all dividends declared on shares of preferred stock of that series or class and any other series or class of preferred stock ranking on a parity as to dividends with that preferred stock shall be declared pro rata so that the amount of dividends declared per share on the preferred stock of that series or class and such other series or class of preferred stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of preferred stock of such series or class (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend) and such other series or class of preferred stock (which, in the case of any such other series or class of preferred stock, shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such other series or class of preferred stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on preferred stock of such series or class that may be in arrears.

Except as provided in the immediately preceding paragraph, unless: if that series or class of preferred stock has a cumulative dividend, full cumulative dividends on the preferred stock of such series or class have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period; or if that series or class of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of such series or class have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for the then current dividend period, then no dividends (other than in the common stock or other stock of ours ranking junior to the preferred stock of that series or class as to dividends and as to the distribution of assets upon liquidation, dissolution or winding up of us) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made on the common stock or any other class or series of stock of ours ranking junior to or on a parity with the preferred stock of that series or class as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up of us, nor shall any shares of the common stock or any other stock of ours ranking junior to or on a parity with the preferred stock of that series or class as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up of us be redeemed, purchased or otherwise acquired for any consideration (or any amounts be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by us (except by conversion into or exchange for other stock of ours ranking junior to the preferred stock of that series or class as to dividends and as to the distribution of assets upon liquidation, dissolution or winding up of us); provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of our stock to preserve our status as a REIT for federal and/or state income tax purposes.

Any dividend payment made on shares of a series or class of preferred stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of that series or class that remains payable.

Redemption

If the applicable prospectus supplement or other offering material so states, the shares of preferred stock will be subject to mandatory redemption or redemption at our option, as a whole or in part, in each case on the terms, at the times and at the redemption prices set forth in that prospectus supplement or other offering material.

The prospectus supplement or other offering materials relating to a series or class of preferred stock that is subject to mandatory redemption will specify the number of shares of that preferred stock that shall be redeemed by us in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accumulated and unpaid dividends thereon (which shall not, if such preferred stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement or other offering materials. If the redemption price for preferred stock of any series or class is payable only from the net proceeds of the issuance of our stock, the terms of that preferred stock may provide that, if no such stock shall have been issued or, to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, that preferred stock shall automatically and mandatorily be converted into shares of our applicable stock pursuant to conversion provisions specified in the applicable prospectus supplement or other offering materials.

Notwithstanding the foregoing, unless:

•  if the series or class of preferred stock has a cumulative dividend, full cumulative dividends on all outstanding shares of such series or class of preferred stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period; or

•  if the series or class of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of that series or class have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for the then current dividend period, then no shares of that series or class of preferred stock shall be redeemed unless all outstanding shares of preferred stock of that series or class are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of preferred stock of that series or class to preserve our REIT status for federal and/or state income tax purposes or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of preferred stock of that series or class.

In addition, unless:

•  if the series or class of preferred stock has a cumulative dividend, full cumulative dividends on all outstanding shares of that series or class of preferred stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period; or

•  if that series or class of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of that series or class have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for the then current dividend period, we shall not purchase or otherwise acquire directly or indirectly any shares of preferred stock of such series or class (except by conversion into or exchange for stock of ours ranking junior to the preferred stock of that series or class as to dividends and upon the distribution of assets upon liquidation, dissolution and winding up of us); provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of preferred stock of such series or class to preserve our REIT status for federal and/or state income tax purposes or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of preferred stock of that series or class.

If fewer than all the outstanding shares of preferred stock of any series or class are to be redeemed, the number of shares to be redeemed will be determined by us and the shares to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by us but that will not result in the automatic transfer of any shares of preferred stock of such series or class to a trust in order to avoid adversely affecting our REIT status.

Notice of redemption will be mailed at least 30, but not more than 60, days before the redemption date to each holder of record of a share of preferred stock of any series or class to be redeemed at the address shown on our stock transfer books. Each notice shall state:

•  The redemption date;

•  The number of shares and series or class of the preferred stock to be redeemed;

•  The redemption price;

•  The place or places where certificates for the preferred stock are to be surrendered for payment of the redemption price;

•  That dividends on the shares to be redeemed will cease to accumulate on the redemption date; and

•  The date on which the holder’s conversion rights, if any, as to those shares shall terminate.

If fewer than all the shares of preferred stock of any series or class are to be redeemed, the notice mailed to each holder shall also specify the number of shares of preferred stock to be redeemed from such holder and, upon redemption, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof. If notice of redemption of any shares of preferred stock has been given and if the funds necessary for the redemption have been irrevocably set aside by us in trust for the benefit of the holders of the shares of preferred stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such shares of preferred stock, such shares of preferred stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price plus accrued and unpaid dividends, if any.

Notwithstanding the foregoing and except as otherwise may be required by law, the persons who were holders of record of shares of any class or series of preferred stock at the close of business on a record date for the payment of dividends will be entitled to receive the dividend payable on the corresponding dividend payment date notwithstanding the redemption of those shares after the record date and on or prior to the dividend payment date or our default in the payment of the dividend due on that dividend payment date. In that case, the amount payable on the redemption of those shares of preferred stock will not include that dividend. Except as provided in the preceding sentence and except to the extent that accrued and unpaid dividends are payable as part of the redemption price, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of preferred stock called for redemption.

Subject to applicable law and the limitation on purchases when dividends on a series or class of preferred stock are in arrears, we may, at any time and from time to time, purchase any shares of such series or class of preferred stock in the open market, by tender or by private agreement.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution, or winding up of our company, the holders of each series or class of our preferred stock shall be entitled to receive, out of our assets legally available for distribution to our stockholders, a liquidating distribution in the amount of the liquidation preference per share (set forth in the applicable prospectus supplement or other offering materials) applicable to that class or series, plus an amount equal to any accrued and unpaid dividends to the date of payment (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if the preferred stock of such class or series does not have a cumulative dividend), before any distribution or payment will be made to the holders of common stock or any other series or class of stock ranking junior to that series or class of preferred stock in the distribution of assets upon any liquidation, dissolution or winding up of our company, but subject to the preferential rights of the holders of shares of any class or series of our stock ranking senior to such series or class of preferred stock with respect to the distribution of assets upon liquidation, dissolution or winding up. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of that series or class of preferred stock, as such, will have no right or claim to any of our remaining assets. If, upon any such voluntary or involuntary liquidation, dissolution or winding up, the assets legally available therefor are insufficient to pay the full amount of the liquidating distributions payable on all outstanding shares of any series or class of preferred stock and the full amount of the liquidating distributions payable on all shares of any other classes or series of our stock ranking on a parity with that series or class of preferred stock in the distribution of assets upon liquidation, dissolution or winding up, then the holders of that series or class of preferred stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

If liquidating distributions shall have been made in full to all holders of any series or class of preferred stock, our remaining assets will be distributed among the holders of any other classes or series of stock ranking junior to that series or class of preferred stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For those purposes, neither the consolidation or merger of us with or into any other entity, nor the sale, lease, transfer or conveyance of all or substantially all of our property or business, shall be deemed to constitute a liquidation, dissolution or winding up of us.

Voting Rights

Except as may be set forth in the applicable prospectus supplement or other offering materials, whenever dividends on any shares of preferred stock of any series or class shall be in arrears for six or more quarterly dividend periods, whether or not consecutive, the number of directors constituting our board of directors will be automatically increased by two (if not already increased by two by reason of the election of directors by the holders of any other class or series of preferred stock upon which like voting rights have been conferred and are exercisable and with which the preferred stock of such class or series is entitled to vote as a class with respect to the election of those two directors) and the holders of such series or class of preferred stock (voting separately as a class with all other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with such class or series of preferred stock in the election of those two directors) will be entitled to vote for the election of such two additional directors to our board of directors at a special meeting called by Realty Income at the request of the holders of record of at least 10% of the outstanding shares of such class or series of preferred stock or by the holders of any other class or series of preferred stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with that class or series of preferred stock in the election of those two directors (unless the request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders, in which case the vote will be held at the earlier of the next annual or special meeting of stockholders), and at each subsequent annual meeting until all dividends accumulated on the shares of preferred stock of that class or series for all past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In that case, the right of the preferred stock of that class or series to elect those two directors will cease and (unless there are one or more other classes or series of preferred stock upon which like voting rights have been conferred and remain exercisable) the term of office of the two directors will automatically terminate and the number of directors constituting the board of directors will be reduced accordingly. If a special meeting is not called by us within 30 days after a request as described above, then the holders of record of at least 10% of the outstanding shares of that class or series of preferred stock may designate a holder to call the meeting at our expense.

So long as any shares of any class or series of preferred stock remain outstanding, we shall not, without the consent or the affirmative vote of the holders of at least two-thirds of the shares of such class or series of preferred stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (with such series or class of preferred stock voting separately as a class):

•  Authorize, create or issue, or increase the authorized or issued amount of, any class or series of stock ranking senior to that series or class of preferred stock with respect to payment of dividends or the distribution of assets on liquidation, dissolution or winding up, or reclassify any of our authorized stock into any such shares, or create, authorize or issue any obligation or security convertible into, exchangeable or exercisable for, or evidencing the right to purchase, any such shares;

•  Amend, alter or repeal any of the provisions of our charter, including the articles supplementary for such series or class of preferred stock, so as to materially and adversely affect any right, preference, privilege or voting power of such series or class of preferred stock or the holders thereof; or

•  Enter into any share exchange that affects such series or class of preferred stock or consolidate with or merge into any other entity, or permit any other entity to consolidate with or merge into us, unless in each such case described in this bullet point each share of such series or class of preferred stock remains outstanding without a material adverse change to its terms and rights or is converted into or exchanged for preferred stock of the surviving or resulting entity having preferences, rights, dividends, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption identical to those of such series or class of preferred stock;

provided that any amendment to our charter to authorize any increase in the amount of the authorized preferred stock or common stock or the creation or issuance of any other class or series of preferred stock or any increase in the amount of authorized or outstanding shares of such series or class or any other series or class of preferred stock, in each case ranking on a parity with or junior to the preferred stock of such series or class with respect to payment of dividends and the distribution of assets upon liquidation, dissolution and winding up, shall not be deemed to materially and adversely affect any right, preference, privilege or voting power of that series or class of preferred stock or the holders thereof.

The foregoing voting provisions will not apply if, at or prior to the time when the act, with respect to which the vote would otherwise be required, shall be effected, all outstanding shares of such series or class of preferred stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been irrevocably deposited in trust to effect the redemption.

Conversion Rights

The terms and conditions, if any, upon which shares of any series or class of preferred stock are convertible into shares of common stock will be set forth in the applicable prospectus supplement or other offering materials. The terms will include the number of shares of common stock into which the preferred stock is convertible, the conversion price (or the manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the preferred stock or us, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of the preferred stock.

Restrictions on Ownership

For us to qualify as a REIT under the Code, not more than 50% in value of our outstanding capital stock may be owned, actually or constructively, by or for five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year. To assist us in meeting this requirement and certain other requirements relating to our tax status as a REIT, the articles supplementary establishing any class or series of preferred stock will contain provisions, which will be described in the applicable prospectus supplement or other offering materials, intended to limit the actual, beneficial or constructive ownership by a single person or entity of our outstanding equity securities.

Transfer Agent

The transfer agent and registrar for any series or class of preferred stock will be set forth in the applicable prospectus supplement or other offering materials.

RESTRICTIONS ON OWNERSHIP AND TRANSFERS OF STOCK

Internal Revenue Code Requirements

To maintain our REIT status under the Code, no more than 50% in value of our outstanding shares of stock may be owned, actually or constructively, by or for five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. In addition, if we, or an owner of 10% or more of our stock, actually or constructively owns 10% or more of a tenant of ours (or a tenant of any partnership in which we are a partner), the rent received by us (either directly or through any such partnership) from that tenant will not be qualifying income for purposes of the REIT gross income tests of the Code. A REIT’s stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year.

Transfer Restrictions in Charter

Because we expect to continue to qualify as a REIT, our charter contains restrictions on the ownership and transfer of our common stock which are intended to assist us in complying with applicable Code requirements. Our charter provides that, subject to certain specified exceptions, no person or entity may own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (by number or value, whichever is more restrictive) of our outstanding shares of common stock. We refer to these restrictions as the “ownership limit.” The constructive ownership rules of the Code are complex, and may cause shares of common stock owned actually or constructively by a group of related individuals and/or entities to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of the shares of common stock (or the acquisition of an interest in an entity that owns, actually or constructively, common stock) by an individual or entity, could nevertheless cause that individual or entity, or another individual or entity, to constructively own more than 9.8% of our outstanding common stock and thus violate the ownership limit, or any other limit as provided in our charter or as otherwise permitted by our board of directors. Our board of directors may, but in no event is required to, exempt from the ownership limit a particular stockholder if it determines that such ownership will not jeopardize our status as a REIT. As a condition of such exemption, the board of directors may require a ruling from the Internal Revenue Service or an opinion of counsel satisfactory to it and/or undertakings or representations from the applicant with respect to preserving our REIT status.

Our charter further prohibits (1) any person from actually or constructively owning shares of our stock that would result in our being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT, and (2) any person from transferring shares of our stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts to acquire actual or constructive ownership of shares of our stock that would violate any of the foregoing restrictions on transferability and ownership is required to give notice to us immediately and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interest to attempt to qualify, or to continue to qualify, as a REIT and such determination is approved by the holders of two-thirds of all shares entitled to vote on the matter, as required by our charter. Except as otherwise described above, any change in the ownership limit would require an amendment to the charter.

Our outstanding preferred stock is subject to transfer restrictions similar to those described under this caption “Restrictions on Ownership and Transfers of Stock,” and we anticipate that any class or series of preferred stock that we issue in the future will also be subject to similar restrictions. The exact restrictions on transfer applicable to any class or series of preferred stock we issue will be described in the applicable prospectus supplement or other offering materials.

Effect of Violation of Transfer Provisions

According to our charter, if any purported transfer of common stock or any other event would result in any person violating the ownership limit or such other limit as provided in the charter, or as otherwise permitted by our board of directors, or result in our being “closely held” under Section 856(h) of the Code, or otherwise cause us to fail to qualify as a REIT, then the number of shares that would otherwise cause such violation or result will be transferred automatically to a trust, the beneficiary of which will be a qualified charitable organization selected by us. Such automatic transfer shall be deemed to be effective as of the close of business on the business day prior to the date of such violative transfer.

Within 20 days of receiving notice from us of the transfer of shares to the trust, the trustee of the trust (who shall be designated by us and be unaffiliated with us and any prohibited transferee or prohibited owner) will be required to sell such shares to a person or entity who could own the shares without violating the ownership limit, or any other limit as provided in our charter or as otherwise permitted by our board of directors, and distribute to the prohibited transferee or prohibited owner, as applicable, an amount equal to the lesser of the price paid by the prohibited transferee or prohibited owner for such shares or the net sales proceeds received by the trust for such shares. In the case of any event other than a transfer, or in the case of a transfer for no consideration (such as a gift), the trustee will be required to sell such shares to a qualified person or entity and distribute to the prohibited owner an amount equal to the lesser of the market price (described in our charter) of such shares as of the date of the event resulting in the transfer or the net sales proceeds received by the trust for such shares. In either case, any proceeds in excess of the amount distributable to the prohibited transferee or prohibited owner, as applicable, will be distributed to the beneficiary. Prior to a sale of any such shares by the trust, the trustee will be entitled to receive, in trust for the beneficiary, all dividends and other distributions paid by us with respect to such excess shares, and also will be entitled to exercise all voting rights with respect to such shares.

Subject to Maryland law, effective as of the date that such shares have been transferred to the trust, the trustee shall have the authority (at the trustee’s sole discretion) (1) to rescind as void any vote cast by a prohibited transferee or prohibited owner, as applicable, prior to the discovery by us that such shares have been transferred to the trust and (2) to recast such vote in accordance with the desires of the trustee acting for the benefit of the beneficiary. However, if we have already taken irreversible corporate action, then the trustee shall not have the authority to rescind and recast that vote. Any dividend or other distribution paid to the prohibited transferee or prohibited owner (prior to the discovery by us that such shares had been automatically transferred to a trust as described above) will be required to be repaid to the trustee upon demand for distribution to the beneficiary. In the event that the transfer to the trust as described above is not automatically effective (for any reason) to prevent violation of the ownership limit or any other limit as provided in our charter or as otherwise permitted by our board of directors, then our charter provides that the transfer of the excess shares will be void.

In addition, shares of our stock held in the trust shall be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a devise or gift, the market price at the time of such devise or gift) and (2) the market price on the date we or our designee, accepts such offer. We shall have the right to accept such offer until the trustee has sold the shares of stock held in the trust. Upon such a sale to us, the interest of the beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the prohibited transferee or prohibited owner.

If any purported transfer of shares of common stock would cause us to be beneficially owned by fewer than 100 persons, such transfer will be null and void in its entirety and the intended transferee will acquire no rights to the stock.

All certificates representing shares of our common stock will bear a legend referring to the restrictions described above. The foregoing ownership limitations could delay, defer or prevent a transaction or a change in control of Realty Income that might involve a premium price for the common stock or otherwise be in the best interest of stockholders.

As set forth in the Treasury Regulations, every owner of a specified percentage (or more) of the outstanding shares of our stock (including both common stock and preferred stock) must file a completed questionnaire with us containing information regarding their ownership of such shares. Under current Treasury Regulations, the percentage will be set between 0.5% and 5.0%, depending upon the number of record holders of our shares of stock. Under our charter, each stockholder shall upon demand be required to disclose to us in writing such information as we may request in order to determine the effect, if any, of such stockholder’s actual and constructive ownership of stock on our status as a REIT and to ensure compliance with the ownership limit, or any other limit as provided in our charter or as otherwise permitted by our board of directors.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
RELATED TO OUR REIT ELECTION

The following is a general summary of the United States federal income tax considerations related to our REIT election which are anticipated to be material to purchasers of the securities offered by this prospectus. Your tax treatment will vary depending upon the terms of the specific securities that you acquire, as well as your particular situation. This discussion does not attempt to address any aspects of federal income taxation relevant to your ownership of the securities offered by this prospectus. Instead, the material federal income tax considerations relevant to your ownership of the securities offered by this prospectus will be provided in the applicable prospectus supplement or other offering materials that relates to those securities. This summary is for general information only and is not tax advice.

The information in this summary is based on:

•  the Internal Revenue Code of 1986, as amended (the “Code”);

•  current, temporary and proposed Treasury Regulations promulgated under the Code;

•  the legislative history of the Code;

•  current administrative interpretations and practices of the Internal Revenue Service (“IRS”); and

•  court decisions;

in each case, as of the date of this prospectus. In addition, the administrative interpretations and practices of the IRS include its practices and policies as expressed in private letter rulings that are not binding on the

IRS except with respect to the particular taxpayers who requested and received those rulings. Future legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations described in this prospectus. Any change could apply retroactively to transactions preceding the date of the change. We have not requested, and do not plan to request, any rulings from the IRS concerning our tax treatment, and the statements in this prospectus are not binding on the IRS or any court. Thus, we can provide no assurance that the tax considerations contained in this summary will not be challenged by the IRS or will be sustained by a court if challenged by the IRS. This summary does not discuss any state, local or foreign tax considerations.

You are urged to consult the applicable prospectus supplement or other offering materials (if any), as well as your tax advisors, regarding the tax consequences to you of:

•  the acquisition, ownership and sale or other disposition of the securities offered under this prospectus, including the federal, state, local, foreign and other tax consequences;

•  our election to be taxed as a REIT for federal income tax purposes; and

•  potential changes in the applicable tax laws.

Taxation of Realty Income Corporation

General.   We elected to be taxed as a REIT under Sections 856 through 860 of the Code commencing with our taxable year ended December 31, 1994. We believe we have been organized and have operated in a manner which allows us to qualify for taxation as a REIT under the Code commencing with our taxable year ended December 31, 1994. We currently intend to continue to be organized and operate in this manner. However, our qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership. Accordingly, no assurance can be given that we have been organized and have operated, or will continue to be organized and operate, in a manner so as to qualify or remain qualified as a REIT. See the section below entitled “—Failure to Qualify.”

The sections of the Code and the corresponding Treasury Regulations that relate to qualification and taxation as a REIT are highly technical and complex. The following sets forth the material aspects of the sections of the Code that govern the federal income tax treatment of a REIT. This summary is qualified in its entirety by the applicable Code provisions, relevant rules and regulations promulgated under the Code, and administrative and judicial interpretations of the Code and these rules and regulations.

Latham & Watkins LLP has acted as our tax counsel in connection with our filing of this prospectus and our election to be taxed as a REIT. Latham & Watkins LLP has rendered an opinion to us to the effect that, commencing with our taxable year ended December 31, 1994, we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion was based on various assumptions and representations as to factual matters, including representations made by us in a factual certificate provided by one of our officers. In addition, this opinion was based upon our factual representations set forth in this prospectus. Moreover, our qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code discussed below, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed or verified by Latham & Watkins LLP. Accordingly, no assurance can be given that our actual results of operation for any particular taxable year have satisfied or will satisfy those requirements. Latham & Watkins LLP has no obligation to update its opinion subsequent to its date. See “—Failure to Qualify”.

Provided we qualify for taxation as a REIT, we generally will not be required to pay federal corporate income taxes on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” that typically results from investment in a C corporation. A C corporation is a corporation that generally is required to pay tax at the corporate level. Double taxation generally means taxation that occurs once at the corporate level when income is earned and once again at the stockholder level when the income is distributed. We will be required to pay federal income tax, however, as follows:

•  first, we will be required to pay tax at regular corporate tax rates on any undistributed REIT taxable income, including undistributed net capital gains.

•  second, we may be required to pay the “alternative minimum tax” on our items of tax preference under some circumstances.

•  third, if we have (a) net income from the sale or other disposition of “foreclosure property” which is held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. Foreclosure property is generally defined as property we acquired through foreclosure or after a default on a loan secured by the property or a lease of the property.

•  fourth, we will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held as inventory or primarily for sale to customers in the ordinary course of business.

•  fifth, if we fail to satisfy the 75% or the 95% gross income tests, as described below, but have otherwise maintained our qualification as a REIT because certain other requirements are met, we will be required to pay a tax equal to (a) the greater of (i) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% gross income test described below and (ii) the amount by which 95% of our gross income exceeds the amount qualifying under the 95% gross income test, multiplied by (b) a fraction intended to reflect our profitability.

•  sixth, if we fail to satisfy any of the REIT asset tests (other than a de minimis failure of the 5% or 10% asset tests), as described below, due to reasonable cause and not due to willful neglect, and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail such test.

•  seventh, if we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a violation of the REIT gross income tests or certain violations of the asset tests described below) and the violation is due to reasonable cause and not due to willful neglect, we may retain our REIT qualification but will be required to pay a penalty of $50,000 for each such failure.

•  eighth, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for the year, (b) 95% of our REIT capital gain net income for the year, and (c) any undistributed taxable income from prior periods.

•  ninth, if we acquire any asset from a corporation which is or has been a C corporation in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we subsequently recognize gain on the disposition of the asset during the ten-year period beginning on the date on which we acquired the asset, then we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (a) the fair market value of the asset over (b) our adjusted basis in the asset, in each case determined as of the date on which we acquired the asset. The results described in this paragraph with respect to the recognition of such gain assume that we or the C corporation from whom we acquire the assets will make or refrain from making the appropriate elections under the applicable Treasury Regulations then in effect.

•  tenth, we will be subject to a 100% tax on any “redetermined rents,” “redetermined deductions” or “excess interest.” In general, redetermined rents are rents from real property that are overstated as a result of services furnished by a “taxable REIT subsidiary” of ours to any of our tenants. Redetermined deductions and excess interest generally represent amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations. See “—Penalty Tax” below.

Requirements for Qualification as a Real Estate Investment Trust.

The Code defines a REIT as a corporation, trust or association:

(1)   that is managed by one or more trustees or directors;

(2)   that issues transferable shares or transferable certificates to evidence its beneficial ownership;

(3)   that would be taxable as a domestic corporation but for Sections 856 through 860 of the Code;

(4)   that is not a financial institution or an insurance company within the meaning of the Code;

(5)   that is beneficially owned by 100 or more persons;

(6)   not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by or for five or fewer individuals, as defined in the Code to include certain entities, during the last half of each taxable year; and

(7)   that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (6), pension funds and other specified tax-exempt entities generally are treated as individuals, except that a “look-through” exception applies with respect to pension funds.

We believe that we have been organized, have operated and have issued sufficient shares of capital stock with sufficient diversity of ownership to allow us to satisfy conditions (1) through (7), inclusive, during the relevant time periods. In addition, our charter provides for restrictions regarding the ownership and transfer of our shares. These restrictions are intended to assist us in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. These stock ownership and transfer restrictions are described in “Restrictions on Ownership and Transfers of Stock” in this Prospectus. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in conditions (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. If, however, we comply with the rules contained in the applicable Treasury Regulations that require us to ascertain the actual ownership of our shares, and we do not know, and would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement. See “—Failure to Qualify.”

In addition, we may not maintain our status as a REIT unless our taxable year is the calendar year. We have and will continue to have a calendar taxable year.

Ownership of Partnership and Limited Liability Company Interests.   We may from time to time own and operate one or more properties through partnerships and limited liability companies. Treasury Regulations provide that if we are a partner in a partnership, we will be deemed to own our proportionate share of the assets of the partnership based on our interest in partnership capital, subject to special rules relating to the 10% REIT asset test described below. We will also be deemed to be entitled to our proportionate share of the income of the partnership. The character of the assets and gross income of the partnership retains the same character in our hands for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. In addition, the assets and items of income of any partnership in which we own a direct or indirect interest include such partnership’s share of assets and items of income of any partnership in which it owns an interest. We have included a brief summary of the rules governing the federal income taxation of partnerships and their partners below in “—Tax Aspects of the Partnerships.” The treatment described above also applies with respect to the ownership of interests in limited liability companies or other entities that are treated as partnerships for federal income tax purposes.

We have direct or indirect control of certain partnerships and limited liability companies and intend to continue to operate them in a manner consistent with the requirements for our qualification as a REIT. From time to time we may be a limited partner or non-managing member in certain partnerships and limited liability companies. If a partnership or limited liability company in which we own an interest were to take actions which could jeopardize our status as a REIT or require us to pay tax, we could be forced to dispose of our interest in that entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a REIT income or asset test, and that we would not become aware of such action in time to dispose of our interest in the applicable entity or take other corrective action on a timely basis. In such a case, unless we were entitled to relief, as described below, we could fail to qualify as a REIT.

Ownership of Interests in Qualified REIT Subsidiaries.   We currently own and may from time to time own and operate certain properties through wholly-owned subsidiaries that we intend to be treated as “qualified REIT subsidiaries” under the Code. A corporation will qualify as our qualified REIT subsidiary if we own 100% of its outstanding stock and if we do not elect with the subsidiary to treat it as a “taxable REIT subsidiary,” described below. A corporation that is a qualified REIT subsidiary is not treated as a separate corporation for federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, deduction and credit (as the case may be) of the parent REIT for all purposes under the Code (including all REIT qualification tests). Thus, in applying the federal income tax requirements described in this prospectus, the subsidiaries in which we own a 100% interest (other than any taxable REIT subsidiaries) are ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiaries are treated as our assets, liabilities, and items of income, deduction and credit. A qualified REIT subsidiary is not required to pay federal income tax, and our ownership of the stock of such a qualified REIT subsidiary does not violate the restrictions on ownership of securities, as described below under “—Asset Tests.”

Ownership of Interests in Taxable REIT Subsidiaries.   A taxable REIT subsidiary is a corporation other than a REIT in which a REIT directly or indirectly holds stock and that has made a joint election with the REIT to be treated as a taxable REIT subsidiary. A taxable REIT subsidiary also includes any corporation other than a REIT with respect to which a taxable REIT subsidiary owns, directly or indirectly, securities possessing more than 35% of the total voting power or value of the outstanding securities of such corporation. A taxable REIT subsidiary generally may engage in any business, including the provision of customary or noncustomary services to tenants of its parent REIT, except that a taxable REIT subsidiary may not directly or indirectly operate or manage a lodging or health care facility or directly or indirectly provide to any other person (under a franchise, license or otherwise) rights to any brand name under which any lodging or health care facility is operated. A taxable REIT subsidiary is subject to federal income tax, and state and local income tax where applicable, as a regular C corporation. In addition, a taxable REIT subsidiary of ours may be prevented from deducting interest on debt that we directly or indirectly fund if certain tests regarding the taxable REIT subsidiary’s debt-to-equity ratio and interest expense are not satisfied. We currently own 100% of the stock of a taxable REIT subsidiary and may from time to time acquire interests in additional taxable REIT subsidiaries. See “—Asset Tests.”

Income Tests.   We must satisfy two gross income requirements annually to maintain our qualification as a REIT:

•  first, in each taxable year, we must derive directly or indirectly at least 75% of our gross income, excluding gross income from prohibited transactions, from (a) certain investments relating to real property or mortgages on real property, including “rents from real property” and, in some circumstances, interest, or (b) some types of temporary investments; and

•  second, in each taxable year, we must derive at least 95% of our gross income, excluding gross income from prohibited transactions, from (a) the real property investments described above, and (b) dividends, interest and gain from the sale or disposition of stock or securities.

For these purposes, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. An amount received or accrued generally will not be excluded from the term “interest,” however, solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Rents we receive from a tenant will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if all of the following conditions are met:

•  the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales;

•  we, or an actual or constructive owner of 10% or more of our stock, must not actually or constructively own 10% or more of the interests in the assets or net profits of the tenant, or, if the tenant is a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of all classes of stock of the tenant. Rents we receive from a tenant that is a taxable REIT subsidiary of ours, however, will not be excluded from the definition of “rents from real property” if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are substantially comparable to rents paid by our other tenants for comparable space. Whether rents paid by a taxable REIT subsidiary are substantially comparable to rents paid by other tenants is determined at the time the lease with the taxable REIT subsidiary is entered into, extended, and modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, however, if a lease with a “controlled taxable REIT subsidiary” is modified and such modification results in an increase in the rents payable by such taxable REIT subsidiary, any such increase will not qualify as “rents from real property.” For purpose of this rule, a “controlled taxable REIT subsidiary” is a taxable REIT subsidiary in which we own stock possessing more than 50% of the voting power or more than 50% of the total value of the outstanding stock of such taxable REIT subsidiary;

•  rent attributable to personal property leased in connection with a lease of real property must not be greater than 15% of the total rent we receive under the lease. If this requirement is not met, then the portion of the rent attributable to personal property will not qualify as “rents from real property;” and

•  we generally must not operate or manage our property or furnish or render services to the tenants of the property, subject to a 1% de minimis exception and except as provided below. We may, however, directly perform certain services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. Examples of such services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, we may employ an independent contractor from whom we derive no revenue to provide customary services, or a taxable REIT subsidiary, which may be wholly or partially owned by us, to provide both customary and non-customary services, to our tenants without causing the rent we receive from those tenants to fail to qualify as “rents from real property.” Any amounts we receive from a taxable REIT subsidiary with respect to its provision of non-customary services will, however, be nonqualifying income under the 75% gross income test and, except to the extent received through the payment of dividends, the 95% gross income test.

We generally do not intend to receive rent which fails to satisfy any of the above conditions. Notwithstanding the foregoing, we may have taken and may in the future take actions which fail to satisfy one or more of the above conditions to the extent that we determine, based on the advice of our tax counsel, that those actions will not jeopardize our tax status as a REIT.

We believe that the aggregate amount of our nonqualifying income, from all sources, in any taxable year will not exceed the limits on nonqualifying income under the gross income tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Code. Commencing with our taxable year beginning January 1, 2005, we generally may avail ourselves of the relief provisions if:

•  following our identification of the failure to meet the 75% or 95% gross income test for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income test for such taxable year in accordance with Treasury Regulations to be issued; and

•  the failure to meet these tests was due to reasonable cause and not due to willful neglect.

It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally accrue or receive exceeds the limits on nonqualifying income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed above in “—Taxation of Realty Income Corporation—General,” even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our nonqualifying income. We may not always be able to comply with the gross income tests for REIT qualification despite our periodic monitoring of our income.

Prohibited Transaction Income.   Any gain that we realize on the sale of property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Our gain would include any gain realized by our qualified REIT subsidiaries and our share of any gain realized by any of the partnerships or limited liability companies in which we own an interest. This prohibited transaction income may also adversely affect our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. We intend to hold our properties for investment with a view to long-term appreciation and to engage in the business of acquiring, developing and owning our properties. We have made, and may in the future make, occasional sales of the properties as are consistent with our investment objectives. We do not intend to enter into any sales that are prohibited transactions. The IRS may successfully contend, however, that one or more of these sales is a prohibited transaction subject to the 100% penalty tax.

Penalty Tax.   Any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of services furnished by one of our taxable REIT subsidiaries to any of our tenants, and redetermined deductions and excess interest represent amounts that are deducted by a taxable REIT subsidiary for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations. Rents we receive will not constitute redetermined rents if they qualify for the safe harbor provisions contained in the Code.

We do not believe that we have been, and do not expect to be, subject to this penalty tax, although our rental or service arrangements may not satisfy the safe-harbor provisions described above. These determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, we would be required to pay this 100% penalty tax on the excess of an arm’s length fee for tenant services over the amount actually paid.

Asset Tests.   At the close of each quarter of our taxable year, we also must satisfy four tests relating to the nature and diversification of our assets:

•  first, at least 75% of the value of our total assets, including assets held by our qualified REIT subsidiaries and our allocable share of the assets held by the partnerships and limited liability companies in which we own an interest, must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, the term “real estate assets” generally means real property (including interests in real property and interests in mortgages on real property) and shares (or transferable certificates of beneficial interest) in other REITs, as well as any stock or debt instrument attributable to the investment of the proceeds of a stock offering or a public debt offering with a term of at least five years, but only for the one-year period beginning on the date the REIT receives such proceeds;

•  second, not more than 25% of the value of our total assets may be represented by securities other than those securities included in the 75% asset test;

•  third, of the investments included in the 25% asset class and except for investments in other REITs and our qualified REIT subsidiaries and taxable REIT subsidiaries, the value of any one issuer’s securities may not exceed 5% of the value of our total assets, and we may not own more than 10% of the total voting power or value of the outstanding securities of any one issuer except, in the case of the 10% value test, certain “straight debt” securities having specified characteristics. Certain types of securities are disregarded as securities solely for the 10% value test, including, but not limited to, any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, commencing with our taxable year beginning January 1, 2005, solely for the purposes of the 10% value test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code; and

•  fourth, not more than 20% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

As of the date of this prospectus, we own 100% of the outstanding stock of Crest Net Lease, Inc. Crest Net Lease has elected, together with us, to be treated as a taxable REIT subsidiary. So long as Crest Net Lease qualifies as our taxable REIT subsidiary, we will not be subject to the 5% asset test, the 10% voting securities limitation or the 10% value limitation with respect to our ownership of its securities. We or Crest Net Lease may acquire securities in other taxable REIT subsidiaries in the future. We believe that the aggregate value of our taxable REIT subsidiaries has not exceeded and will not exceed 20% of the aggregate value of our gross assets. With respect to each issuer in which we currently own an interest that does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, we believe that our ownership of the securities of any such issuer has complied with the 5% asset test, the 10% voting securities limitation and the 10% value limitation with respect to our ownership of its securities. No independent appraisals have been obtained to support these conclusions, and there can be no assurance that the IRS will not disagree with our determinations of value.

The asset tests described above must be satisfied at the close of each calendar quarter of our taxable year in which we (directly or through our qualified REIT subsidiaries, partnerships or limited liability companies) acquire securities in the applicable issuer, and also at the close of each calendar quarter in which we increase our ownership of securities of such issuer, including as a result of increasing our interest in a partnership or limited liability company which owns such securities, or acquiring other assets. For example, our indirect ownership of securities of an issuer may increase as a result of our capital contributions to, or the redemption of other partners’ or members’ interests in, a partnership or limited liability company in which we have an ownership interest. After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy an asset test because we acquire securities or other property during a quarter (including as a result of an increase in our interests in a partnership or limited liability company), we may cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. We believe that we have maintained and we intend to continue to maintain adequate records of the value of our assets to ensure compliance with the asset tests. In addition, we intend to take such actions within 30 days after the close of any quarter as may be required to cure any noncompliance.

Commencing with our calendar year beginning January 1, 2005, certain relief provisions may be available to us if we discover a failure to satisfy the asset tests described above after the 30-day cure period. Under these provisions, we will be deemed to have met the 5% and 10% asset tests if the value of our nonqualifying assets (i) does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter and (b) $10,000,000 and (ii) we dispose of the nonqualifying assets or otherwise meet the asset tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the time period prescribed by Treasury Regulations to be issued. For violations of any of the asset tests due to reasonable cause and not due to willful neglect and that are, in the case of the 5% and 10% asset tests, in excess of the de minimis exception described above, we may avoid disqualification as a REIT after the 30-day cure period by taking steps including (i) the disposition of sufficient nonqualifying assets to meet the asset tests or the taking any other actions so as to enable us to meet the asset tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the time period prescribed by Treasury Regulations to be issued, (ii) paying a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets, and (iii) disclosing certain information to the IRS.

Although we believe that we have satisfied the asset tests described above and we plan to take steps to ensure that we satisfy such tests for any quarter with respect to which retesting is to occur, there can be no assurance that such steps will always be successful or will not require a reduction in our overall interest in an issuer (including in a taxable REIT subsidiary). If we fail to timely cure any noncompliance with the asset tests in a timely manner, and cannot avail ourselves of the relief provisions described above, we will cease to qualify as a REIT.

Annual Distribution Requirements.   To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

•  90% of our “REIT taxable income”; and

•  90% of our after tax net income, if any, from foreclosure property; minus

•  the excess of the sum of specified items of our non-cash income items over 5% of “REIT taxable income” as described below.

Our “REIT taxable income” is computed without regard to the dividends paid deduction and our net capital gain. In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount on purchase money debt, cancellation of indebtedness, and any like-kind exchanges that are later determined to be taxable.

In addition, if we dispose of any asset we acquired from a corporation which is or has been a C corporation in a transaction in which our basis in the asset is determined by reference to the basis of the asset in the hands of that C corporation, within the ten-year period following our acquisition of such asset, we would be required to distribute at least 90% of the after-tax gain, if any, we recognized on the disposition of the asset, to the extent that gain does not exceed the excess of (a) the fair market value of the asset over (b) our adjusted basis in the asset, in each case, on the date we acquired the asset.

We generally must pay, or be treated as paying, the distributions described above in the taxable year to which they relate. At our election, a distribution will be treated as paid in a taxable year if it is declared before we timely file our tax return for such year and is paid on or before the first regular dividend payment following the declaration, provided such payment is made during the 12-month period following the close of such year. Except as provided below, these distributions are taxable to our stockholders, other than tax-exempt entities, in the year in which paid. This is so even though these distributions relate to the prior year for purposes of our 90% distribution requirement. The amount distributed must not be preferential, which means that every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated other than according to its dividend rights as a class. To the extent that we do not distribute all of our net capital gain, or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be required to pay tax on the undistributed amount at regular corporate tax rates. We believe we have made, and intend to continue to make, timely distributions sufficient to satisfy these annual distribution requirements and to minimize our corporate tax obligations.

We anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements because of timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining our taxable income. If these timing differences occur, we may be required to borrow funds to pay dividends or pay dividends in the form of taxable stock dividends in order to meet the distribution requirements.

Under certain circumstances, we may be able to rectify an inadvertent failure to meet the 90% distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year, which we may include in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest to the IRS based upon the amount of any deduction claimed for deficiency dividends.

In addition, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of 85% of our REIT ordinary income for such year, 95% of our REIT net capital gain income for such year and any undistributed taxable income from prior periods. Any REIT taxable income and net capital gain income on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax.

For purposes of the 90% distribution requirement and excise tax described above, distributions declared during the last three months of the calendar year, which are payable to our stockholders of record on a specified date during such period and which are paid during January of the following year, will be treated as having been paid by us and received by our stockholders on December 31 of the year in which they are declared.

Like-Kind Exchanges.   We may dispose of properties in transactions intended to qualify as like-kind exchanges under the Code. Like-kind exchanges are intended to result in the deferral of gain for federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could subject us to federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.

Failure to Qualify

Commencing with our taxable year beginning January 1, 2005, specified cure provisions are available to us in the event that we discover a violation of a provision of the Code that would result in our failure to qualify as a REIT. Except with respect to violations of the REIT income tests and asset tests (for which the cure provisions are described above), and provided the violation is due to reasonable cause and not due to willful neglect, these cure provisions generally impose a $50,000 penalty for each violation in lieu of a loss of REIT status. If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions of the Code do not apply, we will be required to pay tax, including applicable alternative minimum tax, on our taxable income at regular corporate tax rates. Distributions to our stockholders in any year in which we fail to qualify as a REIT will not be deductible by us, and we will not be required to distribute any amounts to our stockholders. As a result, we anticipate that our failure to qualify as a REIT would reduce our cash available for distribution to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to our stockholders will be taxable at rates applicable to regular corporate dividends to the extent of our current and accumulated earnings and profits. In this event, subject to certain limitations under the Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year in which we lost our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

Tax Aspects of the Partnerships

General.   From time to time, we may own, directly or indirectly, interests in various partnerships and limited liability companies. We expect these will be treated as partnerships (or disregarded entities) for federal income tax purposes. In general, entities that are classified as partnerships (or disregarded entities) for federal income tax purposes are “pass-through” entities which are not required to pay federal income tax. Rather, partners or members of such entities are allocated their shares of the items of income, gain, loss, deduction and credit of the entity, and are potentially required to pay tax on that income without regard to whether the partners or members receive a distribution of cash from the entity. We include in our income our allocable share of the foregoing items for purposes of computing our REIT taxable income, based on the applicable partnership agreement. For purposes of applying the REIT income and asset tests, we include our pro rata share of the income generated by and the assets held by the partnerships and limited liability companies treated as partnerships for federal income tax purposes in which we own an interest, including their shares of the income and assets of any subsidiary partnerships and limited liability companies treated as partnerships for federal income tax purposes based on our capital interests. See “—Taxation of Realty Income Corporation.”

Our ownership interests in such partnerships and limited liability companies involve special tax considerations, including the possibility that the IRS might challenge the status of these entities as partnerships (or disregarded entities), as opposed to associations taxable as corporations, for federal income tax purposes. If a partnership or limited liability company in which we own an interest, or one or more of its subsidiary partnerships or limited liability companies, were treated as an association, it would be taxable as a corporation and therefore be subject to an entity-level tax on its income. In this situation, the character of our assets and items of gross income would change, and could prevent us from satisfying the REIT asset tests and/or the REIT income tests (see “—Taxation of Realty Income Corporation—Asset Tests” and “—Taxation of Realty Income Corporation—Income Tests”). This, in turn, could prevent us from qualifying as a REIT. See “—Failure to Qualify” for a discussion of the effect of our failure to meet these tests. In addition, a change in the tax status of one or more of the partnerships or limited liability companies in which we own an interest might be treated as a taxable event. If so, we might incur a tax liability without any related cash distributions.

Treasury Regulations that apply for tax periods beginning on or after January 1, 1997 provide that a domestic business entity not otherwise organized as a corporation may elect to be treated as a partnership or disregarded entity for federal income tax purposes. Unless it elects otherwise, an eligible entity in existence prior to January 1, 1997, will have the same classification for federal income tax purposes that it claimed under the entity classification Treasury Regulations in effect prior to this date. In addition, an eligible entity that did not exist or did not claim a classification prior to January 1, 1997 will be classified as a partnership or disregarded entity for federal income tax purposes unless it elects otherwise. All of the partnerships in which we own an interest intend to claim classification as partnerships or disregarded entities under these Treasury Regulations. As a result, we believe that these partnerships will be classified as partnerships or disregarded entities for federal income tax purposes. The treatment described above also applies with respect to our ownership of interests in limited liability companies that are treated as partnerships for tax purposes.

Allocations of Income, Gain, Loss and Deduction.   A partnership or limited liability company agreement will generally determine the allocation of income and losses among partners or members. These allocations, however, will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the related Treasury Regulations. Generally, Section 704(b) of the Code and the related Treasury Regulations require that partnership and limited liability company allocations respect the economic arrangement of their partners or members. If an allocation is not recognized for federal income tax purposes, the relevant item will be reallocated according to the partners’ or members’ interests in the partnership or limited liability company, as the case may be. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners or members with respect to such item. The allocations of taxable income and loss in each of the partnerships and limited liability companies in which we own an interest are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

Tax Allocations With Respect to the Properties.   Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership or limited liability company in exchange for an interest in the partnership or limited liability company must be allocated in a manner so that the contributing partner or member is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution, as adjusted from time to time. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value or book value and the adjusted tax basis of the contributed property at the time of contribution. These allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners or members. Some of the partnerships and/or limited liability companies in which we own an interest were formed by way of contributions of appreciated property. The relevant partnership and/or limited liability company agreements require that allocations be made in a manner consistent with Section 704(c) of the Code.

Other Tax Consequences

State, local and foreign income tax laws may differ substantially from the corresponding federal income tax laws, and this discussion does not purport to describe any aspect of the tax laws of any state, local or foreign jurisdiction. You should consult your tax advisors regarding the effect of state, local and foreign tax laws with respect to our tax treatment as a REIT and on an investment in any of the securities offered under this prospectus.

PLAN OF DISTRIBUTION

We may sell the securities:

•  through underwriters or dealers;

•  through agents; or

•  directly to purchasers.

The securities may be sold in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices.

We will describe in a prospectus supplement or other offering materials the particular terms of the offering of the securities, including the following:

•  the names of any underwriters or agents;

•  the estimated proceeds we will receive from the sale;

•  any underwriters’ or agents’ discounts or commissions; and

•  any securities exchanges on which the applicable securities may be listed.

If we use underwriters in the sale, such underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices.

The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions.

We may sell securities through agents designated by us. Any agent involved in the offer or sale of the securities pursuant to this prospectus will be named, and any commissions payable by us to that agent will be set forth, in the prospectus supplement or other offering materials.

We also may sell securities directly. In this case, no underwriters or agents would be involved.

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be treated as underwriting discounts and commissions under the Securities Act.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of such securities or other securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in such securities for their own account. In addition, to cover overallotments or to stabilize the price of the securities or of such other securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of such securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time without notice.

We may solicit offers to purchase securities directly from, and we may sell securities directly to, institutional investors or others. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement or other offering materials.

Some or all of the securities may be new issues of securities with no established trading market. We cannot give any assurances as to the liquidity of the trading market for any of our securities.

EXPERTS

The consolidated financial statements and schedule of Realty Income Corporation and subsidiaries as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

VALIDITY OF THE SECURITIES

The validity of the securities offered hereby will be passed upon for us by Venable LLP and Latham & Watkins LLP. Latham & Watkins LLP, Los Angeles, California, has issued an opinion to us regarding certain tax matters described under “United States Federal Income Tax Considerations Related to Our REIT Election.” Sidley Austin LLP, San Francisco, California will act as counsel for any underwriters or agents. As of the date of this prospectus, William J. Cernius, a partner of Latham & Watkins LLP, beneficially owns 7,931 shares of our common stock. As of the date of this prospectus, Eric S. Haueter, a partner of Sidley Austin LLP, beneficially owns approximately 7,132 shares of our common stock and $20,000 aggregate principal amount of our 8¼% Monthly Income Senior Notes due 2008. As of the date of this prospectus, Paul C. Pringle, a partner of Sidley Austin LLP, beneficially owns approximately 49,465 shares of our common stock.

WHERE YOU CAN FIND MORE INFORMATION

Realty Income Corporation is subject to the information reporting requirements of the Exchange Act, and in accordance with these requirements, it files reports, proxy statements and other information with the SEC. The reports, proxy statements and other information may be inspected and copied at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. Realty Income Corporation’s SEC filings are available to the public at the SEC’s website at http://www.sec.gov. You may also inspect information that we file with The New York Stock Exchange at the offices of The New York Stock Exchange at 20 Broad Street, New York, New York 10005.

We have filed with the SEC a Registration Statement on Form S-3 under the Securities Act of 1933. This prospectus does not contain all of the information set forth in the registration statement.

The address of our internet site is http://www.realtyincome.com. We make available free of charge on or through our internet site Realty Income Corporation’s annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and amendments to those reports and proxy statements filed or furnished pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, as soon as reasonably practicable after Realty Income electronically files this material with, or furnishes it to, the SEC. Any internet addresses provided in this prospectus are for informational purposes only and are not intended to be hyperlinks. In addition, the information on our internet site is not a part of, and is not incorporated or deemed to be incorporated by reference in, this prospectus or any accompanying prospectus supplement or other offering materials. Accordingly, no information in our or any of these other internet addresses is included herein or incorporated or deemed to be incorporated by reference herein.

INCORPORATION BY REFERENCE

We “incorporate by reference” certain information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and any information contained in this prospectus or in any document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to have been modified or superseded to the extent that a statement contained in this prospectus, or in any other document we subsequently file with the SEC that also is incorporated or deemed to be incorporated by reference in this prospectus, modifies or supersedes the original statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this prospectus. We incorporate by reference the documents of Realty Income Corporation listed below and any future filings made by Realty Income Corporation with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the termination of the offering of securities described in this prospectus; provided, however, that we are not incorporating by reference any documents, portions of documents or other information that is deemed to have been “furnished” and not “filed” with the SEC:

•  Annual Report of Realty Income on Form 10-K for the year ended December 31, 2005;

•  Current Report on Form 8-K dated March 29, 2006; and

•  The description of the Class D Preferred Stock contained in our Registration Statement on Form 8-A (File No. 001-13374), including any subsequently filed amendments and reports filed for the purpose of updating the description.

You may request a copy of the filings referred to above at no cost by writing or telephoning us at the following address:

Realty Income Corporation.
220 West Crest Street
Escondido, CA 92025-1707
Attention: Corporate Secretary
(760) 741-2111

$550,000,000

6.750% Notes due 2019

PROSPECTUS SUPPLEMENT
August 30, 2007

Joint Book-Running Managers

Banc of America Securities LLC

Citi

BMO Capital Markets

BNY Capital Markets, Inc.

Morgan Keegan & Company, Inc.

Piper Jaffray

Wells Fargo Securities